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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[ ]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          ACTIVE IQ TECHNOLOGIES, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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SEC 1913 (02-02)

                          [ACTIVE IQ TECHNOLOGIES LOGO]


                         -------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                           , 2003
                        --------------------------------

        Please take notice that a Special Meeting of Shareholders of Active IQ Technologies, Inc. (the "Company") will be held, pursuant to due call by the
Board of Directors of the Company, at __________________, on             , 2003,
at 10:00 a.m. (Central time), or at any adjournment thereof, for the purpose of considering the sale of substantially all of the Company's assets relating to its accounting software business.

        Shareholders of record at the close of business on March 4, 2003 are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote on all matters to be voted on at the meeting. The affirmative vote of a majority of the Company's issued and outstanding shares of common stock is required to approve the proposed asset sale.

        Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matter to be considered at the special meeting.

        You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return your Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning the enclosed Proxy will help avoid further solicitation expense to the Company.

                                            By Order of the Board of Directors,



                                            Jack A. Johnson
                                            Chief Executive Officer

Dated:                         , 2003
Minnetonka, Minnesota



        PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                TABLE OF CONTENTS

PROXIES AND VOTING.....................................................................      1
SUMMARY TERM SHEET.....................................................................      2
   Date, Time and Place of Special Meeting.............................................      2
   Record Date; Shareholders Entitled to Vote..........................................      2
   Purpose of the Special Meeting......................................................      2
   Shareholder Approval of the Sale of the Accounting Software Business................      2
   The Company.........................................................................      3
   Summary of Terms of the Proposed Sale of the Accounting Software Business...........      3
   Use of Proceeds; Operations of the Company Following the Sale.......................      3
   Dissenters' Rights..................................................................      3
STATEMENT CONCERNING CERTAIN FORWARD-LOOKING INFORMATION ..............................      4
SELECTED FINANCIAL DATA................................................................      5
RISK FACTORS...........................................................................      6
PROPOSAL TO SELL ACCOUNTING SOFTWARE BUSINESS..........................................      8
   Background and Reasons for the Sale of the Accounting Software Business.............      8
   The Purchaser.......................................................................      9
   Terms of the Sale...................................................................      9
   Shareholder Vote Required to Approve the Sale of the Accounting Software Business...     12
   Consequences to Shareholders........................................................     12
   Material Federal Income Tax Consequences to Shareholders............................     12
   Financial Information Concerning Discontinued Operations............................     13
CERTAIN INFORMATION CONCERNING THE COMPANY.............................................     14
VOTING SECURITIES AND PRINCIPAL HOLDERS................................................     16
SUMMARY OF DISSENTERS' RIGHTS..........................................................     18
SHAREHOLDER PROPOSALS..................................................................     21


APPENDICES

     A Asset Purchase Agreement dated February 17, 2003 by and among Red Wing Software, Inc., Red Wing Business Systems, Inc., Champion Business Systems, Inc. and Active IQ Technologies, Inc.

     B    Sections 302A.471 and 302A.473 of the Minnesota Business Corporation
          Act

                          ACTIVE IQ TECHNOLOGIES, INC.
                          5720 Smetana Drive, Suite 101
                           Minnetonka, Minnesota 55343

                         ------------------------------

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
            TO BE HELD           , 2003 AT 10:00 A.M. (CENTRAL TIME)

                         ------------------------------

PROXIES AND VOTING

        This Proxy Statement is furnished to the shareholders of Active IQ Technologies, Inc., a Minnesota corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Special Meeting of Shareholders to be held on , 2003 at 10:00 a.m. (Central time), at , and at any adjournment thereof, for the purposes set forth in the attached Notice of Special Meeting. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders of the Company was , 2003.

        The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

        Any shareholder giving a Proxy may revoke it at any time prior to its use at the Special Meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a new written Proxy with an officer of the Company. Personal attendance at the Special Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation of a subsequent Proxy is delivered to an officer before the Proxy intended to be revoked or superseded is used at the Special Meeting.

        The only matter to be considered at the Special Meeting is a proposal to approve the sale of all or substantially all of the Company's assets used in its accounting software business. The presence at the Special Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. The affirmative vote of a majority of our outstanding shares of Common Stock is required to approve the proposal to be considered at the Special Meeting. Proxies not revoked will be voted in accordance with the instructions specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any specific instructions with respect to any proposal will, subject to the following, be voted in favor of the proposal set forth in the accompanying Notice of Special Meeting. If a shareholder abstains from voting, then the shares held by such shareholder shall be deemed present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to the proposal, but will have the same effect as voting against the proposal to be considered at the Special Meeting. Broker "non-votes" will not be counted for purposes of determining a quorum.

                               SUMMARY TERM SHEET

        The following is a summary of information contained elsewhere in this Proxy Statement. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement and in the Appendices attached hereto. You are urged to review the entire Proxy Statement carefully. References in this Summary and throughout the Proxy Statement to "we," "us," "our" or the "Company" refer to Active IQ Technologies, Inc. and its subsidiaries, taken as a whole. References to the "Accounting Software Business" refer to the business operations collectively carried on by Champion Business Systems, Inc. and Red Wing Business Systems, Inc., our wholly-owned subsidiaries.

DATE, TIME AND PLACE OF SPECIAL MEETING

        The Special Meeting will be held on                               , 2003
at 10:00 a.m. (Central time) at                                       .


RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE

        Only holders of issued and outstanding shares of the Company's common stock as of the close of business on March 4, 2003 are entitled to notice of and to vote at the Special Meeting, including any adjournment or postponement thereof. As of that date, there were 12,764,681 shares of the Company's common stock issued and outstanding, held by approximately 1,189 shareholders, of which 914 were held in "street name." The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Special Meeting.

PURPOSE OF THE SPECIAL MEETING

        Only one proposal will be presented at the Special Meeting: you are being asked to approve the sale of substantially all of the assets of our Accounting Software Business as described in an Asset Purchase Agreement among the Company, our subsidiaries, Red Wing Business Systems, Inc. and Champion Business Systems, Inc., and Red Wing Software, Inc., a newly-formed Delaware corporation, the purchaser. When we use the term "Purchaser" in this Proxy Statement we are referring to Red Wing Software, Inc.

SHAREHOLDER APPROVAL OF THE SALE OF THE ACCOUNTING SOFTWARE BUSINESS

        Approval of the sale of substantially all of the assets of our Accounting Software Business requires the affirmative vote of at least a majority of all issued and outstanding shares of our common stock. It is expected that 3,107,200 shares of our common stock held by our officers and directors, which represents approximately 24 percent of the total outstanding shares of common stock, will be voted in favor of the sale of the Accounting Software Business. James C. Long and Kenneth Hilton are principals of the Purchaser and current employees of the Accounting Software Business. Collectively, Messrs. Long and Hilton hold approximately 219,961 shares of our outstanding common stock. Messrs. Long and Hilton have indicated to us that they intend to vote their shares in favor of the sale of the Accounting Software Business at the Special Meeting.

THE COMPANY

        We are currently engaged in two businesses -- the Accounting Software Business and our hosted solutions business. The Accounting Software Business designs, develops, markets and supports accounting software products through our Red Wing and Champion subsidiaries. These products address the "gap market" -- companies that have outgrown inexpensive, ultra-simple "starter" accounting software but do not require the significant complexity of high-end software. In 2002, annual revenue from our Accounting Software Business, prior to reclassification as discontinued operations, was $4.18 million, or 89.3 percent of our total revenues.

        In our hosted solutions business, we have begun developing and offering Web-based content management solutions designed to improve the efficiency of business operations within several selected vertical markets. Our rights to the solutions we offer result from a December 2001 agreement with Stellent, Inc., granting us an exclusive worldwide license to distribute Stellent's enterprise content management software solutions to customers on a hosted basis. In 2002, annual revenue from our hosted solutions business was $499,378, or 10.7 percent of our total revenues.

SUMMARY OF TERMS OF THE PROPOSED SALE OF THE ACCOUNTING SOFTWARE BUSINESS

        Pursuant to the terms of the asset purchase agreement with the Purchaser, we have agreed to sell (subject to shareholder approval) substantially all of the assets of the Accounting Software Business for total consideration of approximately $1.23 million, which will be sufficient to discharge all of the Company's outstanding indebtedness incurred in connection with our acquisition of the Accounting Software Business. In addition, the Purchase will assume certain liabilities of the Accounting Software Business in the amount of $2.1 million as of December 31, 2002. See the discussion in this Proxy Statement under the heading "Proposal to Sell Accounting Software Business -- Terms of Sale -- Purchase Price."

        The transaction is also subject to the satisfaction or waiver of several conditions, including the approval of the Company's shareholders. The conditions to the transaction are more fully described in this Proxy Statement under the heading "Proposal to Sell Accounting Software Business -- Terms of the Sale -- Closing Conditions." Either party may terminate the asset purchase agreement if the transaction is not completed by May 31, 2003 and for other reasons described under the heading "Proposal to Sell Accounting Software Business -- Terms of the Sale -- Termination."

USE OF PROCEEDS; OPERATIONS OF THE COMPANY FOLLOWING THE SALE

        Under the terms of the asset purchase agreement, we are required to use the cash proceeds received from the sale of the Accounting Software Business to satisfy all of our outstanding notes and other obligations issued or incurred in connection with our acquisitions of the companies that now comprise the Accounting Software Business. Following the sale, we intend to focus our business operations solely on developing our hosted solutions business.

DISSENTERS' RIGHTS

        You are entitled to dissent from the proposed sale of the Accounting Software Business and demand fair value for your shares. A more complete description of your rights and obligations under Minnesota law is set forth in this Proxy Statement under the heading entitled "Summary of Dissenters' Rights."

            STATEMENT CONCERNING CERTAIN FORWARD-LOOKING INFORMATION

        Certain information contained in or incorporated by reference into this Proxy Statement that does not relate to historical financial information may be deemed to constitute forward looking statements. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (as amended). This Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company and the effect of the sale of the Accounting Software Business. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. You are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Among the factors that could cause actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are those described in the section of this Proxy Statement entitled "Risk Factors." The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                            SELECTED FINANCIAL DATA

        The consolidated statement of operations and balance sheet data for and as of the year ended December 31, 2002 are derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited consolidated financial statements reflect all adjustments considered necessary for a fair presentation of the results of operations and financial position of our company as of the date of and for the period presented. The 2002 unaudited financial information reflects the Accounting Software Business as discontinued operations. The statement of operations and balance sheet data for and as of the year ended December 31, 2001 are derived from our consolidated financial statements, which have been audited by Virchow, Krause & Company, LLP, independent public accountants. The statement of operations data for the years ended December 31, 1998, 1999 and 2000, and the balance sheet data as of December 31, 1998, 1999 and 2000 are derived from our financial statements, which were audited by Arthur Andersen LLP, independent public accountants. There were no dividends declared per common share for any of the periods presented.

                                                     YEARS ENDED DECEMBER 31
                                 ------------------------------------------------------------------
                                   1998          1999          2000         2001          2002
                                 ------------------------------------------------------------------
                                                                                       (unaudited)
                                      (Dollars in thousands, except per share information)
STATEMENT OF OPERATIONS DATA:
Revenues.....................    $     --     $     --      $     --      $    463      $    499
Operating expenses...........         (12)        (414)       (2,806)       (8,404)       (4,863)
Other (expense) income.......        (132)         (48)          (34)           86           203
Loss from continuing
  operations.................        (144)        (462)       (2,840)       (7,855)       (4,161)
Loss from discontinued
  operations                           --           --            --        (1,592)       (5,498)
Net loss income..............        (144)        (462)       (2,840)       (9,447)       (9,659)
Basic and diluted loss
earnings per common share:
   Continuing operations.....       (0.79)       (1.92)        (1.65)        (0.96)        (0.33)
   Discontinued operations...          --           --            --         (0.19)        (0.44)
   Net loss per common
     share...................       (0.79)       (1.92)        (1.65)        (1.15)        (0.77)
Weighted average number of
  common shares and common
  share equivalents:
    Basic....................         184          240         1,718         8,210        12,532
    Diluted..................         184          240         1,718         8,210        12,532

BALANCE SHEET DATA:
Cash and cash equivalents....    $     39     $    410      $  1,350      $  1,377      $     13
Total current assets.........          72          410         1,407         1,981            84
Property and equipment, net..          --           17           549           420           123
Prepaid royalties............          --           --           500         1,500           975
Net assets of operations of
  discontinued accounting
  business                             --           --            --         3,894            --
Goodwill, net................          --           --            --           817            --
Other intangibles............          --           --            --            --            --
Other assets, net............          --           47           216            40            --
Total assets.................          72          474         2,672         8,652         1,182
Working capital (deficit)....        (170)         121           644         1,336          (509)
Deferred revenue.............          --           --           306            --            --
Net liabilities of
  operations of
  discontinued accounting
  software business..........          --           --            --            --            93
Current liabilities..........         242          289           763           645           593
Capital lease obligations
  and long-term debt, net of
  current portion............          --           --            27            --            --


Accumulated deficit..........        (173)        (635)       (3,475)      (12,922)      (22,581)
Shareholders' equity
  (deficit)..................        (170)         185         1,882         8,007           589

                                  RISK FACTORS

        In addition to other risk factors generally applicable to our company that we have described in previous filings with the Securities and Exchange Commission, you are urged to carefully consider the following risks in deciding whether to approve the sale of the Accounting Software Business.

WE ARE PROPOSING TO SELL THE ASSETS THAT RESULT IN APPROXIMATELY 89 PERCENT OF OUR REVENUES.

        For the year ended December 31, 2002, the Accounting Software Business was responsible for $4.18 million in revenue, or approximately 89 percent of our consolidated revenues. Accordingly, following completion of the proposed transaction, our ability to generate revenue will be significantly reduced.

WE ARE CURRENTLY IN DEFAULT OF OUR OBLIGATIONS TO REPAY THE DEBT WE INCURRED IN CONNECTION WITH OUR ACQUISITION OF THE ACCOUNTING SOFTWARE BUSINESS.

        When we acquired the three businesses that collectively comprise our Accounting Software Business we paid a combination of cash, stock and notes or other obligations. The notes and other obligations are collectively secured by the stock or assets of the companies we acquired. The current remaining indebtedness incurred in connection with these acquisitions is $1.45 million and we are currently in default of these obligations. If the sale of the Accounting Software Business is not completed, the beneficiaries of our obligations to repay this indebtedness may commence foreclosure proceedings against the stock and/or assets of the Accounting Software Business. If this were to occur, there is no assurance that the proceeds from any such foreclosure sale would be sufficient to satisfy the outstanding indebtedness.

WE HAVE NO MEANINGFUL OPERATING HISTORY WITH OUR REMAINING ASSETS ON WHICH TO EVALUATE OUR BUSINESS OR PROSPECTS.

        Assuming the proposed sale of the Accounting Software Business is completed, we will only have our hosted solutions business remaining. We have only been engaged in our hosted solutions business since December 2001. Accordingly, there is no significant business history on which you can base an evaluation of our hosted solutions business and its prospects. Our hosted solutions business must therefore be evaluated in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and evolving markets. These risks include the following with respect to our hosted solutions business:

         o substantial dependence on products with only limited market acceptance;

         o    need to develop sales and support organizations;

         o    competition;

         o    need to manage changing operations;

         o    reliance on strategic relationships; and

         o    customer concentration.

WE ANTICIPATE INCURRING LOSSES FOR THE FORESEEABLE FUTURE.

        For the year ended December 31, 2002, the hosted solutions business had a loss from continuing operations of $4.161 million. Following the sale of the Accounting Software Business, we expect our operating losses to continue for the foreseeable future and there can be no assurance that we will ever be able to operate profitably.

WE WILL REQUIRE ADDITIONAL FINANCINGS IN ORDER TO COMPLETE THE DEVELOPMENT OF OUR HOSTED SOLUTIONS BUSINESS PLAN.

        Regardless as to whether or not we sell our Accounting Software Business, immediate financing will be needed in order to complete the development of our products and to otherwise develop our hosted solutions business plan. We believe we have enough cash to fund our operations through the end of our first quarter ended March 31, 2003. We have been actively seeking additional equity or debt financing. There can be no assurance, however, that we will be successful in obtaining such additional financing. If we are able to obtain such financing it may available at only low valuations, which will substantially dilute your investment in our company. If we are unable to obtain additional financing in the immediate near future, we will be forced to cease all operations.

WE ARE DEPENDENT ON OUR CHIEF EXECUTIVE OFFICER'S ABILITY TO SUCCESSFULLY DEVELOP OUR HOSTED SOLUTIONS BUSINESS.

        Our ability to develop our hosted solutions business relies heavily on the experience of Jack A. Johnson, our President and Chief Executive Officer, who has significant experience in leading emerging companies in similar industries. The loss of Mr. Johnson would have a material adverse impact on our operations and ability to continue developing our hosted solutions business.

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ SMALLCAP MARKET.

        As of December 31, 2002, our stockholders' equity was $589,133. According to Nasdaq rules, we are required to have stockholder's equity of at least $2.5 million in order to maintain our listing on the Nasdaq SmallCap Market. In addition, Nasdaq's continued listing rules require us to maintain a minimum bid price of $1 for our common stock. We were notified in August 2002 that, since the minimum bid price of our common stock was less than $1, we had until February 10, 2003 in order to achieve compliance. Although we have yet to receive further notice from Nasdaq on this matter, we have not been able to achieve compliance with Nasdaq's minimum bid price requirement. Accordingly, our common stock may be delisted from the SmallCap Market.

        In the event our common stock is delisted from the Nasdaq SmallCap Market, trading, if any, in our common stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the "OTC Bulletin Board." Consequently, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in the coverage of our securities by security analysts and the news media, and lower prices for our securities than might otherwise prevail. In addition, our common stock would become subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. Consequently, these "penny stock rules" may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

                 PROPOSAL TO SELL ACCOUNTING SOFTWARE BUSINESS

        The following discussion summarizes certain aspects of the proposal to be considered at the Special Meeting to sell substantially all of the assets relating to the Accounting Software Business. The following is not a complete statement of the terms of the proposed sale of those assets and is qualified in its entirety by the asset purchase agreement attached as APPENDIX A to this Proxy Statement.

BACKGROUND AND REASONS FOR THE SALE OF THE ACCOUNTING SOFTWARE BUSINESS

        In 2001, the Company acquired all of the outstanding capital stock (by merger or purchase) of three accounting software applications businesses: Red Wing Business Systems, Inc. in June 2001; Champion Business Systems, Inc. in September 2001; and FMS Marketing, Inc. in October 2001. In December 2001, we merged FMS Marketing into Red Wing Business Systems. Following our acquisitions, Red Wing Business Systems and Champion Business Systems, each of which are wholly-owned subsidiaries, have collectively operated as our Accounting Software Business. The Company's reasons for acquiring these companies was to be able to utilize the businesses' customer base in order to market to those customers the Company's Epoxy products and services. In 2002, however, the Company determined to abandon its Epoxy business after acquiring the rights to develop and market, on a hosted basis, the content management solutions of Stellent, Inc. Accordingly, since the Company has abandoned the Epoxy business model to focus on a hosted solutions business, the Accounting Software Business no longer fits within the Company's business plan.

        In each acquisition of the companies comprising our Accounting Software Business, we paid a combination of shares of our common stock, cash and notes or other obligations to pay periodic installments over time. We have not been able to generate sufficient cash flow, however, to timely repay the notes and future obligations, and are currently in default of such notes and obligations. If the proposed sale of the Accounting Software Business is completed, however, the Company will be able to immediately satisfy or otherwise discharge all of its outstanding indebtedness resulting from the acquisitions that comprise that business. When we refer in this Proxy Statement to the outstanding indebtedness that we incurred in connection with those acquisitions, we will use the term "Acquisition Indebtedness." The current Acquisition Indebtedness is approximately $1.45 million.

        In late 2002, we contacted various persons, including companies that compete directly or indirectly with our Accounting Software Business, about purchasing that business from us, but did not receive sufficient interest in pursuing a transaction. In December 2002, we began having preliminary discussions with Jim Long and Ken Hilton, key management employees of the Accounting Software Business, about selling the assets of that business to them or an entity controlled by them. In January 2003, we exchanged draft term sheets with the Purchaser, which provided for the sale of the assets of the Accounting Software Business to the Purchaser in exchange for an amount sufficient for the Company to satisfy the outstanding Acquisition Indebtedness, plus the assumption of all other liabilities of the business. On January 14, 2003, we entered into a non-binding letter of intent with the Purchaser, providing for the sale of all or substantially all of the assets of the Accounting Software Business in exchange for discharging the Acquisition Indebtedness, plus the assumption of the liabilities associated with the Accounting Software Business.

         The Purchaser's offer to purchase the Accounting Software Business, and our acceptance of such offer, was subject to the Company's ability to obtain elections from the beneficiaries of the Acquisition Indebtedness, choosing, in full satisfaction of the Acquisition Indebtedness owed to them by the Company, either to (a) accept a cash sum equal to 75 percent of the outstanding principal amount of Acquisition Indebtedness, or (b) a new promissory note issued by the Purchaser in a principal amount equal to 100 percent of the outstanding principal portion of the Acquisition Indebtedness. The Company thereafter contacted each beneficiary of the Accounting Indebtedness to determine if they were willing to make the election and, if so, which option they would accept. By early February 2003, all of the beneficiaries of the Acquisition Indebtedness had elected one of the options.

        The parties negotiated a definitive asset purchase agreement in late January 2003 and early February 2003. On February 14, 2003, our board of directors formally approved the transaction and authorized management to enter into the definitive asset purchase agreement. The Company's board further directed management to submit the proposed sale of the Accounting Software Business to the Company's shareholders for their approval. On February 17, 2003, we executed the definitive purchase agreement, a copy of which is attached hereto as Appendix A.

THE PURCHASER

        The Purchaser is a newly-formed, privately-held Delaware corporation that has no previous business history. The Purchaser is principally owned by Messrs. Long and Hilton. Prior to joining our company, Mr. Long was the president of Champion Business Systems for several years until we acquired it in September 2001. Likewise, Mr. Hilton was a co-owner and officer of FMS Marketing, Inc. until we purchased that business in October 2001. Since the dates of those acquisitions, Messrs. Long and Hilton have been employed by the Company to manage the operation of the Accounting Software Business. Following the completion of the sale of the Accounting Software Business, the Purchaser intends to continue to carry on the business in substantially the same manner as we have operated.

TERMS OF THE SALE

        ASSETS TO BE SOLD. The purchase agreement contemplates that all of the assets used in connection with the Accounting Software Business will be sold to the Purchaser, including, without limitation, all intellectual property rights, cash, accounts receivable, inventory, furniture, fixtures and equipment, and contracts. The only assets of the Accounting Software Business that are not being sold are capitalized software costs relating to two software applications and an inter-company receivable.

        ASSUMED LIABILITIES. The purchase agreement contemplates that the Purchaser will assume the following liabilities of the Accounting Software
Business: (1) trade payables incurred in the ordinary course of business and which are fixed as of the closing date and have been identified to the Purchaser; (2) all liabilities arising under the contracts assigned to the Purchaser; and (3) liabilities arising on or after the closing date (unless such liabilities result from the Company's breach of the agreement). The current liabilities of the Accounting Software Business as of the date of the purchase agreement were approximately $2.1 million.

         PURCHASE PRICE. Pursuant to the terms of the purchase agreement, in consideration for all of the assets of our Accounting Software Business, the purchaser will pay an amount equal to the amount necessary to satisfy or discharge the Acquisition Indebtedness, which currently totals approximately $1.45 million. In particular, the Company has obtained from each of the 24 persons to whom the Acquisition Indebtedness is owed an irrevocable election to accept, as full satisfaction of the Company's obligations, either (i) cash in an amount equal to 75 percent of the outstanding principal amount owed to such person, or (ii) a new promissory note to be issued by the purchaser in the principal amount equal to 100 percent. The elections were conditioned upon and subject to completion of the proposed sale of the Accounting Software Business to Purchaser. Seventeen persons representing $1,003,235 of the aggregate Acquisition Indebtedness have elected to accept the cash option, meaning that upon the closing, the Purchaser will pay the Company cash proceeds equal to $752,427, which the Company will immediately forward to the beneficiaries of the Accounting Indebtedness that elected the cash option, in full satisfaction of our obligations to them. The remaining 7 persons elected to receive notes from the

Purchaser in the aggregate principal amount of $448,479 to be issued by the purchaser upon the closing. In addition to satisfying the Company's Acquisition Indebtedness, the purchaser will also assume certain other liabilities related to the Accounting Software Business, including trade payables and other obligations arising under contracts to be assigned to the purchaser. See "--Assumed Liabilities."

        REPRESENTATIONS AND WARRANTIES. The Purchase Agreement contains various representations and warranties in favor of the Purchaser that relate to a number of matters, including:

        o the organization and good standing of the Company, Champion and Red Wing;

        o the due authorization of the Company, Champion and Red Wing to enter into the purchase agreement and to carry out the terms thereof;

        o the absence of any breach, violation or conflict with any agreement, instrument or law that would prevent the consummation of the sale of the assets;

        o representations concerning a balance sheet of the Accounting Software Business;

        o    the absence of any material changes in the Accounting Software
             Business;

        o    ownership of the assets being sold;

        o the nature and extent of the intellectual property used in the Accounting Software Business;

        o matters relating to the contract rights of the Accounting Software Business, including the validity and enforceability of such contracts;

        o    the fairness of the consideration to be received by the Company;
             and

        o    the solvency of the Company.

        The Purchaser also made representations and warranties in favor of the Company on matters relating to its authority to enter into the purchase agreement and other agreements contemplated by the purchase agreement and the enforceability of the purchase agreement.

        PRE-CLOSING COVENANTS. The parties also made various covenants and other agreements that are customarily made in transactions of this type. These include the Company's covenant to provide access to business and financial information concerning itself and the Accounting Software Business, to conduct the Accounting Software Business in the ordinary course of business until the closing and to not solicit, engage or encourage any offers from other potential purchasers of the Accounting Software Business. We also agreed to call a special meeting of our shareholders for the purpose of considering and approving of the transaction.

        CONDITIONS TO CLOSING. The Purchaser's obligation to complete the purchase and sale of the assets of the Accounting Software Business are contingent upon the satisfaction of certain conditions, including the following:

        o the material accuracy of the Company's representations and warranties contained in the Purchase Agreement;

          o the performance of all agreements and other covenants required to be performed by the Company prior to the closing;

          o the absence of any litigation proceeding threatening and challenging the transaction;

          o the absence of any material adverse change in the Accounting Software Business;

          o    the approval of the transaction by the Company's shareholders;
               and

          o the obtaining of certain consents and waivers from third parties, such as the landlords of the Accounting Software Business.

          The Company's obligation to complete the transaction is subject to the satisfaction of certain other conditions, including the following:

          o the material accuracy of the Purchaser's representations and warranties contained in the Purchase Agreement;

          o the performance of all agreements and other covenants required to be performed by the Company prior to the closing;

          o the absence of any litigation proceeding threatening and challenging the transaction; and

          o    the approval of the transaction by the Company's shareholders.

          TERMINATION. The Purchase Agreement may be terminated prior to the completion of the sale, as follows:

          o    by mutual consent of the parties;

          o by either the Company or Purchaser if the asset sale has not been completed by May 31, 2003;

          o by the Company or the Purchaser if there has been a material breach by the other of a representation, warranty or covenant contained in the Purchase Agreement (which has not been cured); and

          o by the Company if the number of shares dissenting from the asset sale equals or exceeds 2 percent of the Company's outstanding shares of common stock, in which case the Company agreed to pay to the Purchaser the sum of $25,000 plus its out-of-pocket costs.

In the event we received an unsolicited offer to acquire the Accounting Software Business from a third party that, in the judgment of our board of directors, would result in a breach of their fiduciary duties if such offer were not accepted, we may terminate the purchase agreement with the Purchaser upon paying the Purchaser's out-of-pocket expenses incurred in pursuing this transaction.

        INDEMNIFICATION. The Company has agreed to indemnify the Purchaser after the closing of the transaction for damages resulting from or arising out of:

          o a breach of a representation or warranty of the Company contained in the Purchase Agreement, provided that the Company will have no liability for breaches of certain representations and warranties, as described in the Purchase Agreement, of which the Purchaser would have actual knowledge;

          o    the breach of a covenant contained in the Purchase Agreement; and

          o any of the liabilities relating to the Company or the Accounting Software Business that are not being expressly assumed by the Purchaser, including without limitation liabilities relating to employees of the business, tax related liabilities arising through the closing date, claims that the transactions contemplated by the Purchase Agreement constitute a fraudulent conveyance, or claims for transaction expenses incurred by the Company.

          LIMITATIONS OF LIABILITY. The Purchase Agreement also provides limitations on the Company's indemnification obligations. For instance, any claim for which the Purchaser seeks indemnification must generally be made within 12 months of the closing date. Additionally, with respect to breaches of certain representations and warranties by the Company, there is no obligation to indemnify the Purchaser until the aggregate amount of damages from such claims exceeds the cumulative total of $15,000. Finally, the Company's maximum indemnification obligations cannot exceed the cash portion of the aggregate purchase price paid by the Purchaser.

          REGULATORY APPROVALS. There are no approvals from any governmental authority necessary to complete the sale of the Accounting Software Business.

          CLOSING AND EFFECTIVE TIME. The asset purchase agreement contemplates that the transaction will be completed on or before the third business day following the date on which all of the closing conditions are satisfied or waived. The transactions contemplated by the asset purchase agreement will become effective at 5:00 p.m. (Central time) on the closing date.

          You are urged to carefully read the asset purchase agreement, which is attached as Appendix A and incorporated by reference into this Proxy Statement, for a complete description of the terms of the sale of substantially all of the assets relating to the Accounting Software Business.

SHAREHOLDER VOTE REQUIRED TO APPROVE SALE OF ACCOUNTING SOFTWARE BUSINESS

          Approval of the sale of the Accounting Software Business requires approval by the holders of a majority of all outstanding shares of the Company's common stock.

CONSEQUENCES TO SHAREHOLDERS

          Shareholders of the Company will not receive any cash, stock or other property in connection with the proposed sale of the Accounting Software Business. As a result of the proposed transaction, however, secured debt of approximately $1.45 million, with respect to which we are currently in default, will be discharged from the Company's balance sheet.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS

          We have concluded that there will be no United States federal income tax consequences to our shareholders as a result of the proposed sale of the Accounting Software Business.

 FINANCIAL INFORMATION CONCERNING DISCONTINUED OPERATIONS

        As discussed elsewhere in this Proxy Statement, in December 2002, our Board of Directors authorized a plan to sell the Accounting Software Business to key employees. In February 2003, the Company entered into a definitive purchase agreement to sell substantially all the assets of the Accounting Software Business to the Purchaser. We acquired the Accounting Software Business during the year ended December 31, 2001 for the purpose of utilizing the businesses' customer base to market our Epoxy products and services. In 2002, we determined to abandon the Epoxy business after acquiring the rights to develop and market hosted content management solution products. Accordingly, since we abandoned our Epoxy business model to focus on the hosted solutions business, the Accounting Software Business no longer fits within our business plan. The assets to be sold consist primarily of all intellectual property rights, cash, accounts receivable, inventories, property and equipment, and customer contracts. The Purchaser will also assume substantially all the liabilities of the Accounting Software Business incurred in the ordinary course of the business consisting of trade payables, accrued expenses, debt and liabilities arising from contractual obligations related to the ongoing operations. In addition, the Purchaser will pay the Company cash and will issue notes sufficient to fully discharge the outstanding Accounting Indebtedness.

        The estimated loss on the disposal of the Accounting Software Business of $1,740,000 (net of income tax benefit of $0) represents the estimated loss on the disposal of assets, net of liabilities assumed, of the Accounting Software Business and a provision of $50,000 for expected operating losses during the phase out period from January 1, 2003 through March 31, 2003 (this includes a write down of goodwill and intangible assets which was recorded when the Accounting Software Business was acquired).

        Net sales of the Accounting Software Business for the years ended December 31, 2002 and 2001 were $4,179,547 and $2,248,060, respectively. The pretax loss related to the discontinued operations reported in the consolidated statements of operations for the years ended December 31, 2002 and 2001 was $3,757,341 and $1,591,978, respectively. The pretax loss for the years ended December 31, 2002 and 2001 includes amortization of goodwill and other intangible assets of $1,178,625 and $1,513,061, respectively, and loss on impairment of goodwill of $2,131,391 for the year ended December 31, 2002.

        Assets and liabilities of the Accounting Software Business consisted of the following at December 31, 2001 and 2002:

                                                             2002              2001
                                                             -----             ----
        Cash........................................   $    526,447      $    387,578
        Accounts receivable.........................        176,370           188,620
        Inventories.................................         46,438            60,121
        Property and equipment (net)................        119,561            99,753
        Acquired software developed, net............        492,170           933,407
        Goodwill and other intangibles, net.........      2,188,187         7,148,203
        Other assets................................         40,568            52,464
                                                        -----------       -----------
        Total assets................................    $ 3,589,741       $ 8,870,146
                                                        -----------       -----------

        Accounts payable............................         81,064           111,317
        Accrued expenses............................        244,360           284,418
        Deferred revenue............................      1,774,491         1,481,750
        Notes payable...............................      1,582,904         3,099,072
                                                        -----------       -----------
        Total liabilities...........................    $ 3,682,819       $ 4,976,557
                                                        -----------       -----------
        Net assets (liabilities) of operations of
           discontinued accounting software
           business.................................    $   (93,078)      $ 3,893,589
                                                        -----------       -----------

                   CERTAIN INFORMATION CONCERNING THE COMPANY

        Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

        (1)    New York Regional Office, 233 Broadway, New York, New York 10279.

        (2) Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

        You can receive additional information about the operation of the SEC's Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

        The SEC allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this Proxy Statement, and related information that we file with the SEC will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. The following are specifically incorporated herein by reference:

          o Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Amendment No. 1 to Annual Report on Form 10-K/A filed on May 15, 2002;

          o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and Amendment No. 1 on Form 10-Q/A filed May 31, 2002;

          o Amendment to Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2001 (filed April 12, 2002);

          o Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (filed August 14, 2002);

          o Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (filed on November 14, 2002);

          o    Current Report on Form 8-K dated May 27, 2002 (filed on June 12,
               2002);.

          o    Current Report on Form 8-K dated May 20, 2002 (filed June 5,
               2002);

          o Amendment to Current Report on Form 8-K/A dated April 30, 2001 (filed April 17, 2002);

          o Amendment No. 2 to Current Report on Form 8-K/A dated June 6, 2001 (filed April 17, 2002);

          o Amendment to Current Report on Form 8-K/A dated September 18, 2001 (filed April 17, 2002); and

          o Current Report on Form 8-K dated December 28, 2001 (filed January 4, 2002).

        You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

                          Active IQ Technologies, Inc.
                        Attention: Mark Dacko, Controller
                          5720 Smetana Drive, Suite 101
                           Minnetonka, Minnesota 55343
                                 (952) 345-6600

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

        Shareholders of record on March 4, 2003 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 12,764,681 shares of Common Stock, each share being entitled to one vote on all matters. The Company has no other voting securities outstanding. Shareholders are not entitled to cumulative voting rights.

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 4, 2003, by (i) each person known by the Company to be the beneficial owner of more than 5 percent of the outstanding Common Stock, (ii) each director, (iii) each executive officer, and
(iv) all executive officers and directors as a group. Unless otherwise indicated, the address of each of the following persons is 5720 Smetana Drive, Suite 101, Minnetonka, Minnesota 55343.

                                                           Shares
                                                       Beneficially
        Name                                             Owned (1)        Percent of Class
        ----                                           -------------      ----------------
        Kenneth W. Brimmer (2) ...................         1,041,434              7.8
        Ronald E. Eibensteiner (3) ...............         1,525,734             11.3
           800 Nicollet Mall, Suite 2690
           Minneapolis, MN   55402
        Wayne W. Mills (4) .......................         2,524,234             18.4
           5020 Blake Road
           Edina, MN  55436
        Patrick L. Nelson  .......................                 0               *
        D. Bradly Olah (5) .......................           868,134              6.5
        Jack A. Johnson (6).......................            90,000               *
        Jeffrey Traynor (7) ......................            35,000               *
        Brent Robbins ............................                 0               *
        All directors and officers as a group (8).         6,084,536             38.9

        Boston Financial Partners, Inc. (9)                2,146,667             15.2
           17 Bayns Hill Rd.
           Boxford, MA 01921

        Gulfstream Financial Partners, LLC (10)              806,300              6.0
           2401 PGA Blvd., Ste. 190
           Palm Beach Gardens, FL  33410

-----------------

*    Represents less than 1 percent

(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to the shares shown as beneficially owned.

(2) Includes 207,834 shares issuable upon exercise of certain warrants. Also includes 450,000 shares issuable upon exercise of options, all of which are vested.

(3) Includes 633,334 shares issuable upon exercise of certain warrants, of which 533,334 are owned by Wyncrest Capital, Inc., of which Mr. Eibensteiner is the sole director. Also includes 617,400 shares owned by Wyncrest Capital, Inc. Also includes 75,000 shares issuable upon exercisable of options which vest within 60 days.

(4) Includes 938,334 shares issuable upon exercise of certain warrants, of which 540,000 are owned by Blake Capital, LLC of which Mr. Mills is the sole member. Also includes 271,000 shares owned by Blake Capital, LLC, 30,000 shares owned by Sea Spray, Ltd., a foreign corporation of which Mr. Mills is the sole director. Also includes 150,000 shares owned by Mr. Mills' spouse. Mr. Mills disclaims beneficial ownership of these shares.

(5) Includes 204,501 shares issuable upon exercise of certain warrants. Also includes 223,333 shares issuable upon exercise of options which vest within 60 days. Also includes 165,000 shares and 110,000 shares issuable upon exercise of certain warrants owned by Mr. Olah's spouse; and 15,000 shares and 10,000 shares issuable upon exercise of certain warrants owned by the
     D. Bradly Olah Irrevocable Trust.

(6)  Represent shares issuable upon the exercise of an option.

(7) Represents shares issuable upon exercise of options which vest within 60 days.

(8) Includes 2,104,003 shares issuable upon exercise of certain warrants. Also includes 883,300 shares issuable upon exercise of options which vest within 60 days.

(9)  Includes 1,380,000 shares issuable upon the exercise of certain warrants.

(10) Includes 705,000 shares issuable upon the exercise of certain warrants.

                         SUMMARY OF DISSENTERS' RIGHTS

        We are governed by the laws of the State of Minnesota and, more specifically, by the provisions of the Minnesota Business Corporation Act (the "MBCA"). Pursuant to the relevant sections of the MBCA, you have the right to an appraisal of the value of their shares in connection with the proposal to sell the assets of the Accounting Software Business.

        Sections 302A.471 and 302A.473 of the MBCA entitle any shareholder of the Company who objects to the proposal to be considered at the Special Meeting and who follows the procedures prescribed by Section 302A.473 to receive cash equal to the "fair value" of such shareholder's shares of the Company. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, which are reproduced in full as APPENDIX B attached to this Proxy Statement and to any amendments to such provisions as may be adopted after the date of this Proxy Statement.

        ANY SHAREHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE PROPOSAL SHOULD CAREFULLY REVIEW THE TEXT OF APPENDIX B (PARTICULARLY THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT THE DISSENTERS' RIGHTS, WHICH ARE COMPLEX) AND SHOULD ALSO CONSULT SUCH SHAREHOLDER'S LEGAL COUNSEL. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

        The MBCA provides dissenters' rights for any shareholder of the Company who objects to the proposal to sell the Accounting Software Business and who meets the requisite statutory requirements contained in the MBCA. Under the MBCA, any shareholder of the Company who (i) files with the Company a written notice of his, her or its intent to demand the fair value of such shareholder's shares of stock if the proposal to sell the Accounting Software Business is approved and the transaction contemplated by that proposal is consummated, which notice is filed with the Company on or before the vote is taken at the Special Meeting and (ii) does not vote such shares of stock at the Special Meeting in favor of the proposal, shall be entitled, if the proposal is approved and the transaction contemplated by the Proposal is consummated, to receive a cash payment of the fair value of such shareholder's shares of Company stock upon compliance with the applicable statutory procedural requirements. A failure by any shareholder of the Company to vote against the proposal will not in and of itself constitute a waiver of the dissenters' rights of such shareholder under the MBCA. In addition, a shareholder's vote against the proposal will not satisfy the notice requirement referred to in clause (i) above.

        Any written notice of a shareholder's intent to demand payment for such shareholder's shares if the proposal to sell the Accounting Software Business is approved and the sale is consummated must be filed with the Company at 5701 Smetana Drive, Suite 101, Minnetonka, Minnesota 55343, Attention: Mark D. Dacko, prior to the vote on the Proposal at the Special Meeting. A shareholder who votes for the Proposal will have no right to dissent with respect to such proposal. A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for such shareholder's shares of Company stock under the dissenters' rights provisions of the MBCA and will be bound by the terms of the actions contemplated by the proposal to sell the Accounting Software Business.

        If the proposal to sell the Accounting Software Business is approved, the Company must send written notice to all shareholders who have given written notice of their intent to demand the fair value of their shares and who have not voted in favor of the proposal as described above. The notice will contain: (i) the address where the demand for payment and certificates representing shares of the Company's stock (each a "CERTIFICATE") must be sent and the date by which they must be received, (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received, (iii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment, and (iv) a copy of the provisions of the MBCA set forth in Appendix B with a brief description of the procedures to be followed under those provisions. A shareholder of the Company who is sent a notice and who wishes to assert dissenters' rights must demand payment and deposit his or her Certificate or Certificates within 30 days after such notice is given by the Company. Prior to the effective time of the transaction contemplated by the proposal to sell the Accounting Software Business, a shareholder exercising dissenters' rights retains all other rights of a shareholder of the Company. From and after such effective time, dissenting shareholders will no longer be entitled to any rights of a shareholder of the Company, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights to appraisal as provided by the MBCA.

        After the effective time of the transaction contemplated by the proposal to sell the Accounting Software Business, or upon receipt of a valid demand for payment, whichever is later, the Company must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount the Company estimates to be the fair value of such shareholder's shares of stock, plus interest accrued from the effective time of the sale to the date of payment. The payment also must be accompanied by certain financial data relating to the Company, the Company's estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. The dissenting shareholder may decline the offer and demand payment for the fair value of the Company's stock. Failure to make such demand on a timely basis entitles the dissenting shareholder only to the amount offered. If the Company fails to remit payment within 60 days of the deposit of the Certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited Certificates and cancel all transfer restrictions; however, the Company may again give notice regarding the procedure to exercise dissenters' rights and require deposit or restrict transfer at a later time. If a dissenting shareholder believes that the amount remitted is less than the fair value of the Company's stock plus interest, such dissenting shareholder may give written notice to t he Company of his or her own estimate of the fair value of the shares, plus interest, within 30 days after the Company mails its remittance, and demand payment of the difference.

        If the Company receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with the Company or file in court a petition requesting that the court determine the fair value of the Company's stock.

        The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by the Company, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to the Company if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

        Costs of the court proceeding shall be determined by the court and assessed against the Company, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

        If the court finds that the Company did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against the Company. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

        A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

        Under Subdivision 4 of Section 302A.471 of the MBCA, a shareholder of the Company has no right, at law or in equity, to set aside the approval of the Proposal or the consummation of transaction contemplated by the Proposal except if such approval or consummation was fraudulent with respect to such shareholder or the Company.

                             SHAREHOLDER PROPOSALS

        Any shareholder who desires to submit a proposal for action by the shareholders at the 2003 annual meeting must submit such proposal in writing to Active IQ Technologies, Inc., 5720 Smetana Drive, Suite 101, Minnetonka, Minnesota 55343, Attention: Secretary by July 16, 2003. Due to the complexity of the respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

        On May 21, 1998, the SEC adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934. The amendment to 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal which the stockholder has not sought to include in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days before the date of mailing of the prior year's proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

        With respect to the Company's 2003 Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal which the shareholder has not previously sought to include in the Company's proxy statement by September 29, 2003, the management proxies will be allowed to use their discretionary authority as outlined above.


                                           By order of  Board of Directors,



                                           Jack A. Johnson
                                           President and Chief Executive Officer


Dated:                    , 2003
Minnetonka, Minnesota

                                                                      APPENDIX A

================================================================================

                            ASSET PURCHASE AGREEMENT

                                  by and among:

                            RED WING SOFTWARE, INC.,

                        RED WING BUSINESS SYSTEMS, INC.,

                         CHAMPION BUSINESS SYSTEMS, INC.

                                       AND

                          ACTIVE IQ TECHNOLOGIES, INC.

                          Dated as of February 17, 2003

                          ----------------------------

                             EXHIBITS AND SCHEDULES

       Exhibit A              Certain Definitions

       Exhibit B              Assignment and Assumption Agreement

       Exhibit C              Parent Notes to be Paid Off at Closing

       Exhibit D              Parent Notes to be Exchanged for Purchaser Notes

       Exhibit E              Parent Notes Paid Off Prior to Closing

       Exhibit F              January Letter Agreement

       Exhibit G              Opinion of Counsel to Seller

       Exhibit H              Opinion of Counsel to Purchaser

       Exhibit I              Disclosure Schedule


       Schedule 1.1           Purchased Assets

       Schedule 1.2           Excluded Assets

       Schedule 1.3           Assumed Liabilities

[Pursuant to Item 601(b)(2) of Regulation S-K, certain the foregoing exhibits and schedules have been omitted from this agreement. The Registrant will furnish a copy of any omitted schedule or exhibit to the Commission upon request.]

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of February 17, 2003 by and among Red Wing Software Inc., a Delaware corporation (the "Purchaser"), Red Wing Business Systems, Inc., a Minnesota corporation ("Red Wing"), Champion Business Systems, Inc., a Colorado corporation ("Champion" and, together with Red Wing, the "Seller"), and Active IQ Technologies, Inc., a Minnesota corporation and the sole shareholder of each of Red Wing and Champion ("Parent"). Parent and each of Red Wing and Champion are collectively referred to herein as, the "Selling Parties" and individually as, a "Selling Party." Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

A. The Selling Parties are engaged in the business of developing, integrating, and supporting the accounting and financial software needs of small to mid-sized businesses (the "Business"). The Business is sometimes referred to herein as the "Acquired Business."

B. The Selling Parties desire to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Parties, all of the assets of the Selling Parties owned or used in connection with the Business. The Purchaser is willing to assume certain of the liabilities and obligations of the Seller specified herein related to the Business, all upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

      In consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

SECTION 1. ASSUMED AND EXCLUDED ASSETS AND LIABILITIES

      1.1. PURCHASED ASSETS.

      On the terms and subject to the conditions of this Agreement, and except as provided in Section 1.2, the Selling Parties shall transfer, convey and assign (or cause to be transferred, conveyed and assigned) to the Purchaser, at the Closing, and the Purchaser shall purchase and acquire from Seller, all right, title and interest in and to all of the Purchased Assets (as defined below) free and clear of all loans, encumbrances and security interests, except as expressly set forth herein. The "Purchased Assets" shall mean all right, title and interest in and to all of Seller's assets, properties, rights of any kind, whether tangible or intangible, real or personal, that constitute or that are used in, needed for the conduct of or material to, or that otherwise relate in any material respect to the Business or are or were used in or useful to the Business, including, but not limited to, all right, title and interest in and to the following assets of Seller:

            (a) Patents and Patent Applications; Trademarks: All of the patents, patent applications, trademarks, trademark applications, trade names (including "Red Wing Software", "Red Wing Business Systems" and "Champion Business Systems"), URLs (including "redwingsoftware.com"), service marks and service mark applications relating to the Business, including those identified on Schedule 1.1(a), and any counterparts, reissues, extensions, continuations and continuations in part related to the foregoing;

            (b) Other Proprietary Assets: All Proprietary Assets, goodwill and similar or related assets of the Business and variations thereof including the Proprietary Assets identified in Part 4.8 of the Disclosure Schedule, and all of the copyrights, trade secrets, know-how, computer software, inventions, designs, drawings, source codes, verification and validation environments, manufacturing specifications and databases, in process research and development, product reviews, customer lists and other Proprietary Assets identified on Schedule 1.1(b);

            (c) Cash, Accounts Receivable and Other Assets: All accounts receivable and all cash, notes or other securities and accounts of the Business as set forth on the Closing Balance Sheet (as defined in Section 3.3(e) herein), as well as all deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund relating to products and services purchased or sold by the Business and all other assets of the Business as set forth on the Closing Balance Sheet;

            (d) Inventory; Equipment; Other Tangible Assets: The inventories, equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Business identified on
Schedule 1.1(d), including the tangible assets identified in Part 4.15 of the Disclosure Schedule and all advertising and promotional materials of the Business;

            (e) Contracts: All those Seller Contracts which are effectively assigned and transferred to the Purchaser hereby as part of the Purchased Assets pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit B attached hereto (the "Assignment and Assumption Agreement"), all of which are set forth on Schedule 1.1(e) (the "Assumed Contracts");

            (f) Leasehold Interests: The leasehold interests associated with the Business identified on Schedule 1.1(f), including leases identified in Part 4.13 of the Disclosure Schedule;

            (g) Governmental Authorizations: To the extent assignable, all Governmental Authorizations held by the Selling Parties (including the Governmental Authorizations identified in Part 4.11 of the Disclosure Schedule) relating to the Business;

            (h) Claims: All claims (including claims for past infringement of Proprietary Assets) and causes of action of the Selling Parties against other Persons relating to the Purchased Assets (regardless of whether or not such claims and causes of action have been asserted by the Selling Parties), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Selling Parties relating to the Purchased Assets (regardless of whether such rights are currently exercisable);

            (i) Books and Records: All books, records, files and data of the Selling Parties relating to the Business and the Purchased Assets, including, without limitation, all customer and supplier lists (with addresses); and

            (j) Other Assets: All of the other assets of the Selling Parties relating to the Business and the Purchased Assets and identified on Schedule 1.1(j).

      1.2. EXCLUDED ASSETS.

      Anything contained in this Agreement to the contrary notwithstanding, there are expressly excluded from the Purchased Assets those assets, properties and rights set forth on Schedule 1.2. For convenience of reference, the assets, properties and rights which are not to be transferred, conveyed and assigned to the Purchaser are hereinafter collectively referred to as the "Excluded Assets."

      1.3. ASSUMED LIABILITIES.

      Except as provided in Section 1.4 hereof, simultaneously with the transfer, conveyance and assignment to the Purchaser of the Purchased Assets, the Purchaser shall assume the following Liabilities, and only the following Liabilities, of the Selling Parties:

            (a) the Liabilities set forth on Schedule 1.3 in the respective amounts of such Liabilities as shall be set forth on the Closing Balance Sheet provided that such Liabilities have been incurred in the Ordinary Course of Business subsequent to the date hereof and are fixed and determinable as of the Closing Date; and

            (b) all Liabilities arising after the Closing Date under the Assumed Contracts; provided, that such obligations: (i) arise after the Closing Date;
(ii) do not arise from or relate to any Breach by the Selling Parties of any provision of any of the Assumed Contracts, (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of the Assumed Contracts; and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of the Assumed Contracts (the "Designated Contractual Obligations").

For convenience of reference, the Liabilities being assumed by the Purchaser as aforesaid are hereinafter collectively referred to as the "Assumed Liabilities."

      1.4. EXCLUDED LIABILITIES.

Anything contained in this Agreement to the contrary notwithstanding, except for those Liabilities specifically to be assumed by the Purchaser as stated in
Section 1.3, the Purchaser is not assuming any other Liabilities of the Selling Parties, whether in connection with the Purchased Assets or otherwise; and, provided further, that notwithstanding anything to the contrary contained in this Agreement, the "Designated Contractual Obligations" shall not include, and the Purchaser shall not be required to assume or to perform or discharge:

            (a) any Liability of any Person under the Assumed Contracts, except for Liabilities of the Selling Parties expressly set forth therein;

            (b) any Liability of the Selling Parties arising from or relating to any action taken by the Selling Parties, or any failure on the part of the Selling Parties to take any action, at any time prior to the Closing Date;

            (c) any Liability of the Selling Parties for the payment of any Tax;

            (d) any Liability of the Selling Parties to any employee or former employee of the Selling Parties under or with respect to any Employee Benefit Plan, profit sharing plan, dental plan or for severance pay or for accrued vacation pay or wages;

            (e) any Liability of the Selling Parties to any Related Party and any liability of the Business to the Selling Parties including, without limitation, any intercompany payables;

            (f) any Liability under any Assumed Contract, if the Selling Parties shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Assumed Contract;

            (g) any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (i) any representation or warranty made by the Selling Parties in any of the Transactional Agreements, or (ii) any covenant or obligation of the Selling Parties contained in any of the Transactional Agreements; or

            (h) any other Liability of the Selling Parties not expressly assumed by the Purchaser pursuant to the provisions of any of the Transactional Agreements. For convenience of reference, the Liabilities of the Selling Parties not being assumed by the Purchaser as aforesaid are hereinafter collectively referred to as the "Excluded Liabilities."

SECTION 2. PURCHASE PRICE

      2.1. PURCHASE PRICE.

      Subject to the terms and conditions hereof, the aggregate purchase price to be paid to the Selling Parties for the Purchased Assets shall consist of $752,426 in cash less any portion of Borrowed Cash as defined in Section 7.8 to the extent the Borrowed Cash has not been repaid in full by Parent as of the Closing Date (the "Purchase Price"), representing the agreed upon payoff in full satisfaction of any and all amounts owed by Parent with respect to the Parent notes identified in Exhibit C attached hereto which are to be paid off concurrent with or immediately following the Closing. In addition, Purchaser shall issue notes in the amounts and to the persons or entities set forth on Exhibit D attached hereto in full satisfaction of any and all amounts owed by Parent as of the Closing Date to such persons or entities (the "Purchaser Notes").

      2.2. PAYMENT OF PURCHASE PRICE.

      At the Closing, against delivery to the Purchaser of appropriate instruments of transfer, conveyance and assignment with respect to the Purchased Assets and all of the Transactional Agreements, the Purchaser shall pay the Purchase Price to the Selling Parties in immediately available funds; provided, however, that Purchaser may elect, in its sole discretion, to pay off directly any notes identified in Exhibit C which the Parent has obtained written agreements to pay off following the Closing, but which have not been paid off as of such date, and reduce the Purchase Price by the aggregate amount of any such payments.

      2.3. ALLOCATION.

      At or prior to the Closing, the Purchaser and the Selling Parties shall agree to a written statement setting forth the manner in which the consideration referred to in Section 2.1 is to be allocated among the Purchased Assets. Neither Purchaser nor the Selling Parties shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

SECTION 3. CLOSING

      3.1. CLOSING.

      The closing (the "Closing") shall take place at the offices of Purchaser on or before the third business day following the date upon which the conditions to closing set forth in Section 9 hereof are satisfied or waived, or on such other date or at such other place or time as the Purchaser and the Selling Parties may mutually agree (the date of the Closing is hereinafter referred to as the "Closing Date").

      3.2. EFFECTIVENESS.

      The transactions contemplated by this Agreement to be taken at the Closing shall be effective as 5:00 p.m. (Central Time) on the Closing Date and all references herein to the Closing Date shall be as of such time on the Closing Date.

      3.3. CLOSING DELIVERIES.

      At the Closing, without limiting any of the conditions to the Closing set forth in Section 9.1 and 9.2 herein:

            (1) The Selling Parties shall execute and deliver, or shall cause to be executed and delivered, to the Purchaser such bills of sale, endorsements, assignments (including patent assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Purchased Assets free and clear of any Encumbrances and, simultaneously therewith, the Selling Parties shall take (or shall cause to be taken) all steps necessary to put the Purchaser in possession and operating control of the Purchased Assets;

            (2) The Selling Parties and the Purchaser shall execute and deliver the Assignment and Assumption Agreement;

            (3) Purchaser shall pay the Purchase Price as provided in Section
      2.2 herein and shall deliver the Purchaser Notes;

            (4) The Selling Parties shall deliver copies of minutes of meetings of, and/or resolutions duly and validly adopted and approved by, their respective Boards of Directors and the shareholders of each of the Selling Parties approving and authorizing the execution, delivery and performance by each of them of this Agreement, the Transactional Agreements and the consummation of the sale and purchase of the Purchased Assets hereunder and all other transactions contemplated hereby and thereby, certified as true and correct on the Closing Date by their respective secretaries, as well as copies of all consents and approvals identified on Part 4.2(b) of the Disclosure Schedule;

            (5) The Selling Parties shall execute and deliver to the Purchaser a certificate (the "Closing Certificate") containing (i) a balance sheet of the Business dated as of the date immediately preceding the Closing Date (the "Closing Balance Sheet") and (ii) setting forth the representations and warranties of the Selling Parties that (a) each of the representations and warranties made by the Selling Parties in this Agreement was accurate in all material respects as of the date of this Agreement, (b) each of the representations and warranties made by the Selling Parties in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, (c) each of the covenants and obligations that the Selling Parties are required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (d) each of the conditions set forth in Section 9.1 herein have been satisfied in all material respects; and

            (6) The Selling Parties shall also deliver or cause to be delivered to Purchaser the Books and Records, including originals of all Assumed Contracts, and each of the agreements and documents contemplated to be delivered by or entered into by the Selling Parties in connection with or pursuant to this Agreement, including without limitation each of the Transactional Agreements, duly executed by such party or parties.

      3.4. PASSAGE OF TITLE; RISK OF LOSS.

      Legal and equitable title and risk of loss with respect to all of the Purchased Assets shall pass to the Purchaser on transfer of such assets at the Closing.

      3.5. FURTHER ASSURANCES, ETC.

      The Selling Parties shall, at any time and from time to time after the Closing, and notwithstanding any knowledge of the Purchaser at the time of the execution of this Agreement or the Closing, upon the request of the Purchaser,
(i) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, transfers, conveyances, assignments, powers of attorney or assurances as may be required to transfer, assign, convey and grant to the Purchaser all of the Purchased Assets in accordance with the terms hereof, and (ii) take such other actions as the Purchaser may reasonably request in order to carry out the intent of this Agreement or to enable the Purchaser to operate the Purchased Assets and the Business substantially in the manner as such business has been operated by or proposed to be operated by the Selling Parties prior to the Closing. The Selling Parties shall take any and all reasonable actions which may be necessary to prevent any Person from having recourse against any of the Purchased Assets or against the Purchaser as transferee thereof with respect to any Excluded Liabilities. If requested by the Purchaser, the Selling Parties shall present or otherwise enforce in its own name for the benefit of the Purchaser any claims, rights or benefits that are transferred to the Purchaser by this Agreement and that require prosecution or enforcement in name of Seller. The Selling Parties shall take these actions for a period of six months from the Closing Date at no cost to the Purchaser, and at any time thereafter upon reasonable compensation and reimbursement of expenses incurred by the Selling Parties in performing said actions.

      3.6. CONSENTS.

      Notwithstanding any knowledge of the Purchaser at the time of execution of this Agreement or the Closing, the Selling Parties shall, upon the request of the Purchaser, use its reasonable best efforts to obtain as quickly as possible all Consents and shall make all other notices and take all other actions required in connection with the purchase and sale of the Purchased Assets, including without limitation obtaining, making or taking any Consents, notices or actions required in connection with the assignment or assumption of any of the Assumed Contracts, to the extent not obtained prior to the Closing.

      3.7 TRANSITION ASSISTANCE.

      From the date hereof, the Selling Parties will not in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging employees, customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationship with Purchaser after the Closing Date as were maintained with the Selling Parties prior to the Closing Date. Following the Closing Date, the Selling Parties will refer all customer inquiries relating to the Business to Purchaser and shall immediately cease the use of any and all tradenames, trademarks and other names previously used in connection with the Business and transferred to Purchaser pursuant to this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

      The Selling Parties represent and warrant to Purchaser that the representations made in this Section 4 are correct and complete as of the date hereof, except as set forth in the Disclosure Schedule.

      4.1. AUTHORITY; BINDING NATURE OF AGREEMENTS; CAPACITY.

            (a) Subject to the approval of Parent's shareholders, the Selling Parties have the absolute and unrestricted right, power and capacity to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by it in connection with this Agreement, including, without limitation, the Transactional Agreements to which it is or may become a party, and the execution, delivery and performance by the Selling Parties of this Agreement and such other agreements, certificates and instruments, as the case may be, has been duly authorized by all necessary action on the part of the Selling Parties. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Selling Parties, enforceable against each Selling Party in accordance with their respective terms.

            (b) The Selling Parties have the financial capability to comply with and perform all of its covenants and obligations under each of the Transactional Agreements to which it is or may become a party. The Selling Parties are entering into the Agreement and the Transactional Agreements to which it is a party voluntarily, without coercion and based upon its own judgment and not in reliance upon any representations or promises made by any party other than those contained herein. In entering into this Agreement and such Transactional Agreements, the Selling Parties have consulted with legal counsel familiar with agreements and arrangements similar to the Agreement and such Transactional Agreements and the transactions contemplated thereby.

      4.2. NON-CONTRAVENTION; CONSENTS.

            (a) Subject to the approval of Parent's shareholders, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will, directly or indirectly (with or without notice or lapse of time):

                        (1) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Selling Parties, or any of the assets owned or used by the Selling Parties, is subject;

                        (2) to the Knowledge of the Selling Party, except as set forth in Part 4.2(a) of the Disclosure Schedule, cause the Selling Parties to become subject to, or to become liable for the payment of, any Tax;

                        (3) to the Knowledge of the Selling Parties, cause any of the assets owned or used by the Selling Parties to be reassessed or revalued by any taxing authority or other Governmental Body;

                        (4) except as set forth in Part 4.2(a) of the Disclosure Schedule, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Selling Parties or any of its employees or that otherwise relates to the Acquired Business or the Purchased Assets;

                        (5) except as set forth in Part 4.2(a) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of Assumed Contracts;

                        (6) except as set forth in Part 4.2(a) of the Disclosure Schedule, give any Person the right to (i) declare a default or exercise any remedy under any Assumed Contract, (ii) accelerate the maturity or performance of any Assumed Contract, or (iii) cancel, terminate or modify any Assumed Contract;

                        (7) give any Person the right to any payment by the Selling Parties or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Seller in favor of any Person;

                        (8) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Selling Parties.

            (b) Except as set forth in Part 4.2(b) of the Disclosure Schedule, none of the Selling Parties were, are and will be required to make any filing with or give any notice to, or to obtain any Consent, approval, authorization, order, registration or qualification from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

      4.3. NON-ASSIGNMENT.

      No Selling Party has, at any time since November 2001:

            (a) made a general assignment for the benefit of creditors;

            (b) filed, or had filed against it, any bankruptcy petition or similar filing;

            (c) suffered the attachment or other judicial seizure of all or a substantial portion of its assets;

            (d) except as disclosed on Part 4.2(d) of the Disclosure Schedule, admitted in writing its inability to pay its debts as they become due;

            (e) been convicted of, or pleaded guilty to, any felony; or

            (f) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform its respective covenants or obligations under any of the Transactional Agreements.

      4.4. FINANCIAL STATEMENTS.

            The Selling Parties have delivered to the Purchaser the unaudited balance sheet of the Business as of December 31, 2002 (the "Balance Sheet Date"), attached hereto as Part 4.4 of the Disclosure Schedule (the "Balance Sheet"). The Balance Sheet is accurate and complete in all material respects, and the dollar amount of each line item included in the Balance Sheet is accurate in all material respects. The Balance Sheet presents fairly the financial position of the Business as of the date thereof. The Balance Sheet has been prepared substantially in accordance with GAAP, applied on a consistent basis throughout the periods covered.

      4.5. ABSENCE OF CHANGES.

      Except as set forth in Part 4.5 of the Disclosure Schedule, since December 31, 2002, in connection with the Acquired Business or the Purchased Assets, none of the Selling Parties has:

            (a) suffered any material adverse change in its business, condition (financial or otherwise), assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof), and no event has occurred that might have such an adverse effect;

            (b) sold or otherwise transferred, and has not leased or licensed, any asset to any other Person, except in the Ordinary Course of Business;

            (c) pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

            (d) entered into, and none of the Purchased Assets has become bound by, any Contract, except in the Ordinary Course of Business;

            (e) incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared substantially in accordance with GAAP) incurred by Seller in the Ordinary Course of Business;

            (f) discharged any Encumbrance or discharged, satisfied, or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Balance Sheet or have been incurred by Seller since the Balance Sheet Date in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

            (g) entered into any transaction or taken any other action outside the Ordinary Course of Business;

            (h) agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (c) through (g) above.

      4.6. TITLE TO PROPERTIES; ENCUMBRANCES.

            (a) Except as set forth in Part 4.6 of the Disclosure Schedule, the Selling Parties are the true and lawful owner of and have good and marketable title to all of the Purchased Assets (real, personal and mixed, tangible and intangible, but excluding any leasehold interests).

            (b) The Selling Parties have all necessary power and authority to sell and transfer the Purchased Assets to the Purchaser, and upon consummation of such transfer pursuant to this Agreement the Purchaser will acquire good and marketable title to all of such Purchased Assets free and clear of all title defects, Encumbrances and restrictions of any kind, except the following: (i) liens shown in Part 4.6 of the Disclosure Schedule securing specified Liabilities or obligations with respect to which no default exists; (ii) mechanics', carriers', worker's and other similar liens arising in the Ordinary Course of Business and consistent with past practice since the Balance Sheet Date; and (iii) liens for current taxes not yet due and payable.

      4.7. PURCHASED ASSETS.

      To the Knowledge of the Selling Parties, the Purchased Assets constitute all of the assets and property held for use or used in connection with the Acquired Business and are adequate for the lawful conduct, ownership and operation of such business as presently conducted and as proposed to be conducted by the Selling Parties. To the Knowledge of the Selling Parties, except as set forth in Part 4.7 of the Disclosure Schedule, the transfer of assets contemplated herein will effectively convey the Acquired Business to the Purchaser, including all rights, properties, interests in properties and assets (real, personal and mixed, tangible and intangible and all leases, licenses and other agreements) necessary to permit the Purchaser to carry on the Acquired Business as presently conducted and as the Selling Parties presently contemplates such business to be conducted.

      4.8. PROPRIETARY ASSETS.

      (a) Part 4.8(a) of the Disclosure Schedule sets out each Proprietary Asset that is owned by or licensed to the Selling Parties and used in connection with the Acquired Business or that is otherwise used or useful in connection with the Acquired Business as presently conducted or as proposed to be conducted, specifying for each such asset the owner(s) of such asset and, if the owner is not one of the Selling Parties, the terms of the agreement (written or oral) pursuant to which the Selling Parties use the asset, including, without limitation, any royalties, honoraria, fees or other payments payable by the Selling Parties to any person by reason of the ownership, use, license, sale or disposition of such Proprietary Assets.

            (b) The Selling Parties have taken all reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Part 4.8(a) of the Disclosure Schedule. Except as set forth on Part 4.8(b) of the Disclosure Schedule, the Selling Parties have not (i) licensed, or agreed under any condition to license or deliver, any of its Proprietary Assets in source code form to any party or (ii) entered into any exclusive agreements relating to its Proprietary Assets with any party.

            (c) Except as set forth in Part 4.8(c) of the Disclosure Schedule, all current employees and consultants of the Selling Parties who provide services to the Business have executed an agreement regarding confidentiality and proprietary information substantially in the form or forms provided to Purchaser's legal counsel. The Selling Parties have no Knowledge that any of such employees or consultants of the Selling Parties are in violation thereof. Subject to Part 4.8(c) of the Disclosure Schedule, the Selling Parties have secured valid written assignments from all consultants and employees who contributed to the creation or development of Proprietary Assets of the rights to such contributions that the Selling Parties do not already own by operation of law.

            (d) To the Knowledge of the Selling Parties, none of the Selling Parties are infringing, and since November 1, 2001 has not infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any Proprietary

Asset owned or used by any other Person. To the Knowledge of the Selling Parties, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by the Selling Parties.

      4.9. CONTRACTS.

            (a) Part 4.9(a) of the Disclosure Schedule identifies each Seller Contract. The Selling Parties have delivered to the Purchaser complete copies of all such Seller Contracts, including all amendments, waivers and modifications thereto. In the case of any such amendment, waiver or modification, or any Seller Contract, that is not in writing, the Selling Parties have delivered to the Purchaser a written description of all of the terms thereof.

            (b) Each Seller Contract is valid and in full force and effect, and is enforceable by the respective Selling Party or Selling Parties that are parties to such Seller Contract. No Seller Contract contains any term or provision that is materially different from the terms contained in the form of such contract provided by the Selling Parties with respect to similar contracts.

            (c) Except as set forth in Part 4.9(c) of the Disclosure Schedule:

                        (1) to the Knowledge of the Selling Parties, no Person has violated or breached, or declared or committed any default under, any Seller Contract;

                        (2) to the Knowledge of the Selling Parties, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Seller Contract, (b) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (c) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (d) give any Person the right to cancel, terminate or modify any Seller Contract; and

                        (3) none of the Selling Parties has waived any of its rights under any Seller Contract to which it is a party.

            (d) To the Knowledge of the Selling Parties, each Person against which any of the Selling Parties has or may acquire any rights under any Seller Contract is Solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to the Selling Parties.

            (e) Except as set forth in Part 4.9(e) of the Disclosure Schedule, since November 1, 2001:

                        (1) the Selling Parties have never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and

                        (2) the Selling Parties have never been a party to or bound by any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract.

            (f) The performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.

            (g) No Person is renegotiating, or has the contractual right to renegotiate, any amount paid or payable under any Seller Contract or any other term or provision of any Seller Contract.

      4.10. COMPLIANCE WITH LEGAL REQUIREMENTS.

            (a) Except as set forth in Part 4.10 of the Disclosure Schedule, with respect to the Purchased Assets and the Acquired Business:

                        (1) the Selling Parties are in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                        (2) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Selling Parties of, or a failure on the part of the Selling Parties to comply with, any Legal Requirement; and

                        (3) The Selling Parties have not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Selling Parties to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

            (b) To the Knowledge of the Selling Parties, with respect to the Purchased Assets and the Acquired Business, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the Acquired Business, the Purchased Assets or the business, condition, assets, liabilities, operations, financial performance, net income or prospects of any of the Selling Parties, or on the ability of any of the Selling Parties to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      4.11. GOVERNMENTAL AUTHORIZATIONS.

            (a) Part 4.11 of the Disclosure Schedule identifies:

                        (1) each Governmental Authorization that is held by any of the Selling Parties that relates to or is useful in connection with the Purchased Assets or the Acquired Business; and

                        (2) each other Governmental Authorization that, to the Knowledge of the Selling Parties, is held by any of the Selling Parties' employees and relates to or is useful in connection with the Purchased Assets or the Acquired Business.

            (b) The Selling Parties have delivered to the Purchaser complete copies of all of the Governmental Authorizations identified in Part 4.11 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 4.11 of the Disclosure Schedule is valid and in full force and effect. The Governmental Authorizations identified in Part 4.11 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary
(i) to enable the Selling Parties to conduct the Acquired Business in the manner in which such business is currently being conducted, and (ii) to permit the Selling Parties to own and use their respective assets in the manner in which they are currently owned and used.

      4.12. PROCEEDINGS; ORDERS.

            (a) Except as set forth in Part 4.12(a) of the Disclosure Schedule, there is no pending Proceeding, and, to the Knowledge of the Selling Parties, no Person has threatened to commence any Proceeding:

                        (1) that involves any of the Selling Parties or that directly or indirectly relates to or might affect the Acquired Business or the Purchased Assets (whether or not any of the Selling Parties is named as a party thereto); or

                        (2) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

Except as set forth in Part 4.12 of the Disclosure Schedule, to the Knowledge of the Selling Parties no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

            (b) Except as set forth in Part 4.12(b) of the Disclosure Schedule, no Proceeding has ever been commenced by or against any Selling Party in relation to the Purchased Assets on the Acquired Business and no such Proceeding has been pending or, to the Knowledge of the Selling Parties, threatened at any time.

            (c) The Selling Parties have delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which any of them has access that relate to the Proceedings identified in Part 4.12(a) or (b) of the Disclosure Schedule.

            (d) There is no Order to which the Selling Parties, the Acquired Business or any of the Purchased Assets is subject, and no Selling Party is otherwise subject to any Order that relates to the Acquired Business or the Purchased Assets.

            (e) To the Knowledge of the Selling Parties, no officer or employee of the Selling Parties is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Acquired Business.

      To the Knowledge of the Selling Parties, there is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the Purchased Assets or the Acquired Business, or the condition, assets, liabilities, operations, financial performance, net income or prospects of either thereof (or on any aspect or portion thereof) or on the ability of any Selling Party to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      4.13. REAL PROPERTY.

            (a) Part 4.13 of the Disclosure Schedule identifies all real property leased by the Selling Parties and used in connection with the Acquired Business. All leases described in the Disclosure

Schedule or otherwise constituting a Purchased Asset are valid, binding and enforceable in accordance with their terms, and are in full force and effect; to the Knowledge of the Selling Parties, there are no existing defaults by any of the Selling Parties or the other party thereunder, and no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. The Selling Parties have delivered to the Purchaser complete copies of all such leases. Except for the real property interests subject to the leases described on Part 4.13 of the Disclosure Schedule, the Selling Parties do not own any real property or any interest in any real property that is used in connection with the Business or that relates to the Purchased Assets.

            (b) The Selling Parties have all necessary power and authority to assign the real and personal property leasehold interests to be assigned to the Purchaser pursuant to this Agreement, and upon consummation of such assignment pursuant to this Agreement the Purchaser will obtain a valid leasehold interest in such leases, in each case free and clear of all title defects, Encumbrances and restrictions of any kind, except the following: (i) mechanics', carriers', worker's and other similar liens arising in the Ordinary Course of Business and consistent with past practice since the Balance Sheet Date and (ii) liens for current taxes not yet due and payable.

      4.14. EQUIPMENT, ETC.

            (a) Part 4.14(a) of the Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible assets owned by the Selling Parties and used in connection with the Acquired Business.

            (b) Part 4.14(b) of the Disclosure Schedule identifies all personal property and other tangible assets leased to the Selling Parties and used in connection with the Acquired Business.

      4.15. LIABILITIES

            (a) Schedule 4.15(a) lists all amounts past due or otherwise accrued through the Balance Sheet Date with respect to the Purchased Assets and the Assumed Liabilities.

            (b) The Selling Parties have no Liabilities with respect to the Purchased Assets or the Acquired Business, except for:

                        (1) liabilities identified as such in the "liabilities" column of the Balance Sheet;

                        (2) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Selling Parties in the Ordinary Course of Business since the Balance Sheet Date and summarized on Schedule 4.15 of the Disclosure Schedule; and

                        (3) The Selling Partys' obligations under the Contracts listed in Part 4.9(a) of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

            (c) The Selling Parties have no debt or other obligation for borrowed money, including capitalized leases, except as provided in Part 4.15(c) of the Disclosure Schedule.

      4.16. RELATED PARTY TRANSACTIONS.

      Except as set forth in Part 4.16 of the Disclosure Schedule:

            (a) since January 1, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Purchased Assets or the Acquired Business;

            (b) no Related Party (or any employee of, consultant to or other Representative of a Related Party) provides, or within the last year has provided, any materials, services or support to the Selling Parties in connection with the Purchased Assets or the Assumed Liabilities or otherwise relating to the Acquired Business, whether or not for compensation, including, without limitation, any software development, network management or monitoring, database management support or any telecommunications link to customers of the Selling Parties with respect to the Acquired Business; and

            (c) no Related Party acquires, or within the last year has acquired, any materials, services or support from the Selling Parties relating to the Purchased Assets or the Assumed Liabilities or otherwise relating to the Acquired Business, whether or not for compensation, including, without limitation, any telecommunications link provided under telecommunications agreements with third parties.

      4.17. FAIRNESS OF CONSIDERATION.

      After due inquiry and negotiation, the Selling Parties believe in good faith that the Purchase Price, the discharge of the Parent notes identified on Exhibit C and Exhibit D and the assumption of the Assumed Liabilities represents fair and reasonably equivalent consideration for the Purchased Assets and title thereto transferred to Purchaser under this Agreement. None of the Selling Parties is entering into this Agreement or the Transactional Agreements with the intent to defraud, delay or hinder any of their respective creditors; and each of the Selling Parties intends to fully pay off or satisfy all existing obligations, debts and liabilities following the Closing. The transactions contemplated in this Agreement and the Transactional Agreements will not give rise to any right of any creditor of any of the Selling Parties to assert any claim against Purchaser or any of the Purchased Assets in the hands of Purchaser.

      4.18. SOLVENCY.

      Except as set forth on Part 4.18 of the Disclosure Schedule , each Selling Party is currently Solvent and, after the Closing, will be Solvent and capable of paying its debts as they become due. None of the Selling Parties nor any of their respective assets or properties is subject to, or the subject of, any Insolvency Proceeding. None of the Selling Parties has initiated, taken or attempted to initiate or take, or been the subject of, any Insolvency Action, and no assets or properties of any Selling Party are subject to any Insolvency Proceeding or Insolvency Action. No writ of attachment, execution or similar process has been ordered, executed or filed against any of the Selling Parties or any of their respective assets or properties. None of the Selling Parties has any intention to file a voluntary petition for relief under the Bankruptcy Code, or to seek relief on its debts under or the protection of any other bankruptcy or insolvency law or Insolvency Proceeding, and, to the Knowledge of the Selling Parties, no creditor of any Selling Party has threatened to file an involuntary petition for relief under the Bankruptcy Code, or to institute any other Insolvency Proceedings against any Selling Party.

      4.19. CLOSING CERTIFICATE.

      The Closing Balance Sheet set forth on the Closing Certificate will, as of the Closing Date, (a) be derived from and be in accordance with the books and records of the Selling Parties; (b) fairly and accurately represent the financial condition of the Acquired Business at the Closing Date in conformity with GAAP; and (c) have been prepared in accordance with GAAP applied on a basis consistent with the Balance Sheet in all material respects. The classification of the current assets and current liabilities of the Business set forth on the Closing Balance Sheet will, as of the Closing Date, be consistent with the classification of the current assets and current liabilities set forth on the Balance Sheet. The deferred revenue accounts set forth on the Closing Balance Sheet represent (a) amounts which have been duly contracted for and have been or will be fully collectible in the book amounts thereof, and (b) revenues which will be fully recognizable as such in the future.

      4.20. NO RIGHT TO PURCHASE THE BUSINESS OR THE PURCHASED ASSETS.

      Except as set forth on Part 4.20 of the Disclosure Schedule, there are no options, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) all or any portion of the Business or the Purchased Assets. None of the Selling Parties, nor any of their respective directors, officers, shareholders, employees or agents, is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any transaction that would be inconsistent with the accomplishment of the sale and purchase of the Purchased Assets hereunder such as any merger, consolidation, sale of assets or similar business combination transaction involving the Selling Parties, the Purchased Assets or the Acquired Business.

      4.21. REQUIRED VOTE OF PARENT SHAREHOLDERS.

      The affirmative vote of the holders of at least a majority of the shares of Parent common stock that are issued and outstanding on the Record Date (as defined below) is the only vote of the holders of any of the shares of Parent's capital stock that is necessary to approve this Agreement and any other transactions contemplated by this Agreement under any applicable Legal Requirement, Parent's Articles of Incorporation and Bylaws, each as amended, and under any contract, agreement, arrangement, commitment or undertaking regarding the voting of shares of Parent's capital stock. As used herein, the term "Record Date" means the record date for determining those Parent shareholders who are entitled to vote in connection with the approval of the sale and purchase of the Purchased Assets pursuant to this Agreement.

      4.22. PARENT NOTES.

      Each of the Parent notes identified on Exhibit E attached hereto has been paid off in complete satisfaction of any and all principal and accrued interest owed thereunder as of the date hereof and each of the Parent notes identified on Exhibit C attached hereto are subject to a binding agreement between Parent and the holder thereof to be paid off immediately following the closing for the amounts and pursuant to the terms set forth in such agreements (each, a "Payoff Agreement"), complete and accurate copies of which have been provided to Purchaser's legal counsel. Exhibit D attached hereto identifies each and every holder of Parent notes that has entered into a binding agreement with Parent to exchange their existing Parent notes for notes to be issued by Purchaser (each, an "Exchange Agreement"), complete and accurate copies of which have been provided to Purchaser's legal counsel. Part 4.22 of the Disclosure Schedule identifies the holder of and outstanding principal of on every Parent note listed on Exhibit A and Exhibit B to that certain letter agreement dated as of January 14, 2003 by and between Parent and Purchaser and attached hereto as Exhibit F (the "January Letter Agreement") that has not, as of the date hereof, been paid off or is subject to a Payoff Agreement or an Exchange Agreement. No Selling Party is in default under any note or other indebtedness secured by the stock of the Selling Parties or assets of the Business other than the Parent notes identified on Exhibit C and Exhibit D attached hereto.

      4.23 FULL DISCLOSURE.

            (a) To the Knowledge of the Selling Parties, none of the Transactional Agreements or any document or certificate delivered pursuant thereto contains or will contain any untrue statement of material fact, and none of the Transactional Agreements or any document or certificate delivered pursuant to any thereof omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

            (b) There is no fact within the Knowledge of the Selling Parties (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable Entities) that (i) may have a material adverse effect on the Purchased Assets, the Acquired Business or Parent's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of any of the Selling Parties to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

            (c) To the Knowledge of the Selling Parties, all of the information set forth in the Disclosure Schedule, and all other information regarding the Selling Parties and their respective businesses, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of its Representatives by or on behalf of the Selling Parties or any of the Selling Parties' Representatives, is accurate and complete in all respects.

            (d) The Selling Parties have provided the Purchaser and the Purchaser's Representatives with full and complete access to all of their respective records and other documents and data relating to the Seller, the Business or the Purchased Assets.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants, to and for the benefit of the Selling Parties, as follows:

      5.1. AUTHORITY; BINDING NATURE OF AGREEMENT, ETC.

            (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the a corporate law of the State of Delaware and has the right, power and authority to enter into and perform its obligations under this Agreement and all other agreements and instruments contemplated to be executed and delivered by the Purchaser in connection herewith, including, without limitation, the Transactional Agreements to which the Purchaser is or may become a party;

            (b) The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated to be executed and delivered by the Purchaser in connection herewith have been duly authorized by all necessary action on the part of the Purchaser and its board of directors; and

            (c) This Agreement and all other agreements and instruments contemplated to be executed and delivered by the Purchaser each constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

SECTION 6. NONCOMPETITION; NON-SOLICITATION

      6.1. COVENANT NOT TO COMPETE; NON-SOLICITATION.

            (a) In consideration of the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, to induce the Purchaser to enter into and perform this Agreement, and to enable the Purchaser to obtain the full benefit of the purchase of the Purchased Assets contemplated herein, the Selling Parties, on behalf of themselves and their respective Representatives agree as set forth below. The Selling Parties agree that the covenants provided in this
Section 6, including the term and geographical area encompassed thereby, cover the legitimate interests of the Purchaser and are necessary and reasonable in order to protect the Purchaser in the conduct of the Acquired Business and the utilization of the Purchased Assets, including the goodwill of the Acquired Business, for which the Purchaser has paid valuable consideration.

            (b) The Selling Parties agree, during the Noncompetition Period (as defined herein), not to, directly or indirectly:

                        (1) engage or invest in, own, manage, operate, finance or control, or participate in the ownership, management, operation, finance or control of, be employed by, associated with or in any manner connected with, or render services or advice to, any business that is directly or indirectly competitive with the Business for a period of five years from the Closing Date (the "Noncompetition Period"); provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or automated quotation system of a national securities association or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and; provided further, that it is agreed and understood that Parent's hosted online solutions business for document management (the "Hosted Solutions Business") shall not be deemed to be directly or indirectly competitive with the Business so long as the Hosted Solutions Business does not involve, directly or indirectly, the sale of accounting or financial software products or services;

                        (2) induce or attempt to induce any supplier or customer of the Acquired Business to terminate its relationship with the Acquired Business as conducted by the Purchaser or any of its assigns or successors or to provide such party with any Internet access or related services competitive to Purchaser;

                        (3) either for themselves or any other Person, (i) induce or attempt to induce any employee to leave the employ of the Purchaser or any Entity under common control with the Purchaser, (ii) in any way interfere with the relationship between the Purchaser (or any Entity under common control with any of the Selling Parties) and any employee of the Purchaser (or such Entity), or (iii) induce or attempt to induce any customer, supplier, licensee, or business relation of the Purchaser or any Entity under common control with the Purchaser to cease doing business with the Purchaser or such Entity, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Purchaser or such Entity; or

                        (4) either for themselves or any other Person, solicit the business of any person known to the Selling Parties to be a customer of the Purchaser (or any Entity under common control with the Purchaser) in connection with the Acquired Business, whether or not any Selling Party had personal contact with such person; provided; however, that it is agreed and understood that the Selling Parties may solicit the business of Purchaser's customers with respect to products or services that do not involve, directly or indirectly, accounting or financial products or services, including without limitation, the Hosted Solutions Business, as presently conducted by Parent.

The foregoing agreements of nonsolicitation contained in paragraphs (ii)-(iv) above shall be effective as of and from the Closing Date.

      6.2. BREACH.

      In the event of a breach by any of the Selling Parties of any covenant set forth above, the terms of such covenant shall be extended and the Selling Parties agree that the Purchaser may, in addition to other remedies, seek an injunction to enforce the covenant. In addition, the Purchaser shall be entitled to all Damages and injunctive or other relief for breach by the Selling Parties or any of their Representatives, as well as reasonable attorney's fees and costs.

      6.3. NOTICE OF INVESTMENT.

      The Selling Parties shall, during the Noncompetition Period, give 10 days' prior written notice to the Purchaser of the identity of any business in which it acquires an ownership, management, operational or controlling interest or with which it becomes associated or in any manner connected if such business markets products or conducts activities that compete in whole or in part with the products or activities of the Purchaser related to the Acquired Business. In either case, the Purchaser may serve notice upon each such employer or business that the Selling Parties are bound by this Agreement and furnish each such employer or business with a copy of this Agreement or relevant portions hereof.

SECTION 7. PRE-CLOSING COVENANTS OF THE SELLING PARTIES

      7.1. ACCESS AND INVESTIGATION.

      The Selling Parties shall ensure that, at all times during the Pre-Closing
Period: (a) the Selling Parties and their Representatives provide the Purchaser and its Representatives with free and complete access to the Representatives of the Selling Parties, personnel and assets and to all existing books, records, work papers and other documents and information relating to the Purchased Assets and such other information as the Purchaser may reasonably request and (b) the Selling Parties and their Representatives shall compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Purchased Assets as the Purchaser may request in good faith.

      7.2. OPERATION OF BUSINESS.

      The Selling Parties shall ensure that, during the Pre-Closing Period:

            (a) the Selling Parties conduct the Business in the ordinary course and in accordance with prudent practices and in compliance with all applicable Legal Requirements and the requirements of all Seller Contracts, and except as expressly contemplated by this Agreement, (i) preserve intact the current business organization relating to the Purchased Assets, (ii) keep available the services of the current officers and employees relating to the Purchased Assets,
(iii) maintain good relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with them relating to the Purchased Assets, and (iv) promptly repairs, restores or replaces any Purchased Assets that are destroyed or damaged;

            (b) The Selling Parties keep in full force all insurance policies relating to the Purchased Assets;

            (c) The Selling Parties do not sell, assign, transfer or encumber the Purchased Assets;

            (d) The Selling Parties do not enter into or permit the Purchased Assets to become bound by any Contract except in the Ordinary Course of Business;

            (e) The Selling Parties do not commence or settle any Proceeding relating in any way to the Purchased Assets;

            (f) Subject to the provisions of Section 7.5, the Selling Parties do not enter into any transaction or take any other action outside the Ordinary Course of Business relating in any way to the Purchased Assets;

            (g) Subject to the provisions of Section 7.5, the Selling Parties do not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty or covenant made by any Selling Party in this Agreement or in the Closing Certificate;

            (h) The Selling Parties shall not (i) make a general assignment for the benefit of creditors, (ii) file, or consent to the filing against it, any bankruptcy or insolvency petition or similar filing, (iii) suffer the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admit in writing its inability to pay its debts as they become due, (v) become convicted of, or plead guilty or no contest to, any felony, (vi) take or become the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements, or (vii) voluntarily wind up and dissolve; and

            (i) The Selling Parties shall not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(h)" of this Section 7.2.

      7.3. FILINGS AND CONSENTS.

      The Selling Parties shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Selling Parties and their Representatives cooperate with the Purchaser and with its Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

      7.4. NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

      During the Pre-Closing Period, the Selling Parties shall promptly notify the Purchaser in writing of: (a) the discovery by any Selling Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a Breach of any representation or warranty made by a Selling Party in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by a Selling Party in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of a Selling Party; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 7.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Selling Parties shall as promptly as practicable deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by a Selling Party in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 9.1 has been satisfied.

      7.5. ACQUISITION PROPOSALS; NO SOLICITATION.

            (a) The Selling Parties shall not directly or indirectly, and shall not authorize or permit any of their Representatives directly or indirectly to,
(i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Selling Parties, the Acquired Business or any portion of the Purchased Assets to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that any of the Selling Parties may engage in any of the actions described in the foregoing clauses (i) through (v) with respect to an unsolicited Acquisition Proposal from any Person if the board of directors of any Selling Party determines, in good faith after consultation with counsel, that the failure to engage in such conduct is reasonably likely to constitute a breach of the fiduciary or similar legal obligations of any of such boards of directors. Without limiting the generality of the foregoing, the Selling Parties acknowledge and agree that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of a Selling Party, whether or not such Representative is purporting to act on behalf of a Selling Party, shall be deemed to constitute a Breach of this Section 7.5.

            (b) The Selling Parties shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Selling Parties, the Acquired Business or the Purchased Assets (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Selling Parties shall keep Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

            (c) The Selling Parties shall immediately cease and cause to be terminated any discussions existing at the time of this Agreement with any Person that relate to any Acquisition Proposal.

            (d) The Selling Parties agree not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill," nonsolicitation or similar agreement to which the Selling Parties is a party or under which the Selling

Parties has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent or the Purchaser.

      7.6. PARENT SHAREHOLDERS' MEETING; APPROVAL BY SOLE SHAREHOLDER OF RED WING AND CHAMPION.

      Parent shall, in accordance with its articles of incorporation and bylaws and the applicable provisions of the Minnesota Business Corporations Act, call and hold a special meeting of its shareholders as promptly as reasonably practicable for the purpose of permitting them to consider and to vote upon and approve the sale of the Purchased Assets to the Purchaser and any of the other Transactions requiring the approval of the shareholders of the Parent under provisions of applicable law (the "Shareholders' Meeting"), unless the Selling Parties demonstrate to Purchaser's satisfaction that such vote is not required under applicable law. Parent shall ensure that all proxies solicited in connection with the Shareholders' Meeting and written consents are solicited in compliance with all applicable Legal Requirements. Any written materials used by Parent to solicit proxies shall include a statement to the effect that the board of directors of Parent recommends that Parent's shareholders vote to approve the sale of the Purchased Assets to the Purchaser and any of the other matters proposed at the Shareholders' Meeting (the "Parent Board Recommendation"), and the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to Purchaser, and no resolution by the board of directors of the Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Purchaser shall be adopted or proposed. Parent shall file its preliminary proxy statement relating to the Shareholders' Meeting (the "Preliminary Proxy") with the Securities and Exchange Commission (the "SEC") within five (5) business days of the date of this Agreement and, provided that the SEC does not provide Parent with written comments to the Preliminary Proxy, shall use its reasonable best efforts to hold the Shareholders' Meeting as soon as practicable thereafter.

      7.7. CONFIDENTIALITY

      The Selling Parties shall ensure that, except with respect to a press release announcing the execution of this Agreement, during the Pre-Closing
Period: (a) neither the Selling Parties nor any Representative of the Selling Parties, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Selling Parties or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that any of the Selling Parties are required by law to make any such disclosure; and (b) if any of the Selling Parties is required by law or rule or regulation of NASDAQ to make any such disclosure, the Selling Parties shall advise Purchaser, at least two business days (or such shorter notice as necessary to comply with applicable law requiring such disclosure) before making such disclosure, of the nature and content of the intended disclosure.

      7.8 BORROWED CASH

      Parent shall have repaid the Business an intercompany loan in the amount of $150,000 plus any amounts borrowed subsequent to the date hereof and prior to the Closing Date (the "Borrowed Cash"), and such cash shall be included on the Closing Balance Sheet.

SECTION 8: OTHER COVENANTS

      8.1. BULK SALES.

      Notwithstanding any knowledge of the Purchaser at the time of the Closing, the Selling Parties agree that the Purchaser has not waived any right to indemnification that it may have against the Selling Parties with respect to any Damages as a result of claims against the Purchased Assets resulting from failure to comply with any applicable bulk sales laws.

      8.2. SELLER COOPERATION.

      The Selling Parties shall, for a period of six months from Closing, make available to the Purchaser and its advisers all information which the Purchaser may reasonably require in relation to the Acquired Business and the Purchased Assets which is not included in the Books and Records.

      8.3. POST-CLOSING CONFIDENTIALITY AND PUBLICITY.

      On and at all times after the date of this Agreement, neither Purchaser nor any Selling Party shall:

            (a) except to the extent required by law or any applicable rule or regulation of The Nasdaq Stock Market or any other exchange or market to which any Selling Party is subject, or following consultation with the other party, directly or through any of their respective Representatives, issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any of their suppliers, customers, landlords, creditors or employees or to any other person) concerning any of the Transactions, and each of them shall keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; provided, however, that either party may disclose the existence of and terms of this Agreement and the other Transactional Agreements to a prospective investor or purchaser of all or any substantial party of their respective businesses provided such prospective investor or purchaser has signed a non-disclosure agreement that prohibits such party from using or disseminating any confidential information related to this Agreement and the other Transaction Agreements other than for purposes of evaluating a potential transaction with the disclosing party;

            (b) not use, or disclose to any other Person, any non-public document or other confidential or proprietary information that relates directly or indirectly to the business of the other party, including, without limitation, personnel information, secret processes, know-how, customer lists and other technical or business information; and

            (c) make any negative, disparaging, disruptive or damaging statements, comments or remarks to any third party with respect to the business of the other party.

      8.4. TRANSACTIONAL AGREEMENTS.

      Each party hereby agrees to execute and deliver prior to or on the Closing Date all Transactional Agreements to which it is to be a party, and thereafter to perform such Agreements in accordance with their respective terms.

      8.5. PARENT NOTES.

      The Selling Parties shall, within two business days of the Closing, pay off in full any Parent notes identified on Exhibit C in accordance with the terms of the Payoff Agreements to the extent such notes are not paid off directly by Purchaser pursuant to Section 2.2 herein, and furnish proof of such payment and discharge to Purchaser's legal counsel as promptly as practicable thereafter. With respect to Parent notes identified on Exhibit D as subject to Exchange Agreements, the Selling Parties shall cooperate with Purchaser in facilitating such exchange on or immediately following the Closing Date and shall use their reasonable best efforts to provide Purchaser's legal counsel with proof that the originals of such Parent notes have been returned to Parent for appropriate cancellation.

SECTION 9: CONDITIONS PRECEDENT TO OBLIGATIONS

      9.1. CONDITIONS TO OBLIGATIONS OF PURCHASER. Each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Purchaser):

            (a) The representations and warranties of the Selling Parties set forth in Section 4 (i) that are qualified by materiality will be true and correct and (ii) that are not qualified by materiality will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality will be true and correct, and such representations and warranties that are not qualified by materiality will be true and correct in all material respects, on and as of such specified date or dates), and Purchaser will have received a certificate dated the Closing Date to such effect executed by Parent' chief executive or chief financial officer.

            (b) All the covenants contained in this Agreement to be complied with by any of the Selling Parties on or before the Closing will have been complied with in all material respects, and Purchaser will have received a certificate dated the Closing Date to such effect executed by the chief executive or chief financial officer of each Selling Party.

            (c) No Governmental Body will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, judgment, decree or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or that threatens to compel Purchaser to divest itself of, or restrict or limit Purchaser's use of, any of the Purchased Assets or any other properties or assets.

            (d) No suit, claim, cause of action, arbitration, investigation or other proceeding with be pending or threatened which contests, challenges or seeks to alter, enjoin or adversely affect the sale and purchase of the Purchased Assets or any other transaction contemplated hereby, or threatens to compel Purchaser to divest itself of, or restrict or limit Purchaser's use of, any of the Purchased Assets or any other properties or assets. In addition, no suit, claim, cause of action, arbitration, investigation or other proceeding will be pending or threatened which in any manner seeks to hold Purchaser liable for any actions, omissions or Liabilities of any Selling Party (other than Assumed Liabilities).

            (e) From the Agreement Date to the Closing Date, there will have been no Material Adverse Change in the Acquired Business, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and Purchaser will have received a certificate dated the Closing Date to such effect executed by Parent's chief executive or chief financial officer.

            (f) This Agreement and the sale and transfer of the Purchased Assets by the Selling Parties to Purchaser hereunder on the terms and conditions set forth herein will each have been duly and validly approved and adopted by the shareholders of Parent by the vote described in Section 7.6 and in accordance with applicable Legal Requirements and Parent's Articles of Incorporation and Bylaws, each as amended to date.

            (g) Purchaser will have received duly executed copies of all consents, approvals, assignments, waivers, authorizations or other certificates from third parties and Governmental Authorities (including those set forth in Part 4.2(b) of the Disclosure Schedule) reasonably deemed necessary by Purchaser to (i) effect the valid sale, assignment and transfer to Purchaser of good and marketable title to all the Purchased Assets, free and clear of all Encumbrances, and (ii) provide for the continuation in full force and effect of any and all Assumed Contracts without any breach, violation or default of any of such agreements so that such Assumed Contracts will continue in full force and effect following the Closing.

            (h) Dick Moore, George Perkins, David Rozmarich and Dan Brimberry shall have accepted Purchaser's offer of employment in a writing signed by such employees and delivered to Purchaser, and will not have revoked or rescinded their acceptances of Purchaser's offer of employment.

            (i) Purchaser will have received from Maslon Edelman Borman & Brand, LLP, counsel to the Selling Parties, an opinion substantially in the form of Exhibit G.

            (j) Purchaser will be reasonably satisfied that none of the Selling Parties has breached any of the representations and warranties set forth in Sections 4.17 or 4.18 of this Agreement or is reasonably likely to be in breach of such representations and warranties upon the closing of the transactions contemplated by this Agreement.

            (k) Purchaser will have received the Closing Certificate and Purchaser shall have approved the Assumed Liabilities as set forth in the Closing Balance Sheet, which approval shall not be unreasonably withheld; provided, however, that such receipt and approval will not be deemed to be an agreement by Purchaser that the amounts set forth in the Closing Certificate are accurate and will not be deemed to be an acknowledgement or agreement by Purchaser that the representations set forth in Section 4.19 are true and correct or diminish Purchaser's remedies under this Agreement if the representations set forth in Section 4.19 are not true and correct.

            (l) All of the Parent notes identified on Exhibit E shall have been paid in full and the aggregate principal amount of the Parent notes identified on Exhibit C to be paid off at or immediately following the Closing Date pursuant to binding written agreements shall not be less than $750,000 and, to the extent the Purchase Price is less than the aggregate principal amount of the Parent notes on Exhibit C, Purchaser shall be reasonably satisfied that Parent will have discharged all such notes in full as of the Closing Date to the extent that they are not repaid directly by Purchaser at Closing, and all of the holders of Parent notes identified on Exhibit D shall have accepted Purchaser notes in full satisfaction of the Parent notes formerly held by each of them.

            (m) The net working capital of the Business on the Closing Balance Sheet shall not be less than the negative net working capital reflected in the Balance Sheet, computed as set forth on Exhibit C to the January Letter Agreement.

            (n) The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel in all respects.

            (o) The Selling Parties will have made each of the other deliveries required by Section 3.3.

            (p) Any rights of first offer, first refusal or similar rights identified in Part 4.21 of the Disclosure Schedule shall have been terminated to the satisfaction of Purchaser.

      9.2. CONDITIONS TO OBLIGATIONS OF THE SELLING PARTIES. Each and every obligation of the Selling Parties to be performed at the Closing Date shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Selling Parties):

            (a) The representations and warranties of Purchaser set forth in
Section 5 (i) that are qualified by materiality will be true and correct and
(ii) that are not qualified by materiality will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality will be true and correct, and such representations and warranties that are not qualified by materiality will be true and correct in all material respects, on and as of such specified date or dates).

            (b) All the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing will have been complied with in all material respects.

            (c) No Governmental Body will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, judgment, decree or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

            (d) No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter or enjoin or adversely affect the sale and purchase of the Purchased Assets or any other transaction contemplated hereby will be pending or threatened.

            (e) Purchaser will have made the other deliveries required of Purchaser under the provisions of Section 3.3.

            (f) The shareholders of Parent shall have approved this Agreement and the Transactions as contemplated in Section 7.6 herein.

            (g) Purchaser will have received from E*Law Group, counsel to Purchaser, an opinion substantially in the form of Exhibit H.

            (h) James Long, Kenneth Hilton and the employees identified in
Section 9.1(h) shall have released the Seller from any further obligations under any existing employment agreements effective upon the Closing.

            (i) The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel in all respects.

SECTION 10: TERMINATION

      10.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (a) by the mutual written consent of the Selling Parties and Purchaser;

            (b) by either the Selling Parties on the one hand or Purchaser on the other, if the Closing will not have occurred prior to May 31, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to the provisions of this Section 10.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement will have been the primary cause of, or will have resulted in, the failure of the Closing to occur prior to the Termination Date and; provided further, that if any of the Selling Parties receives an Acquisition Proposal from a third party prior to the Termination Date which would include all or any material part of the Purchased Assets and subsequently enters into a letter of intent, definitive agreement or other written agreement, whether or not binding, to sell all or any material part of the Purchased Assets to such third party, Purchaser shall be entitled to payment by the Selling Parties, within five business days of the execution of such agreement, of all reasonable fees and expenses of Purchaser, including legal expenses, incurred in pursuing the Transactions through the date of termination;

            (c) by Purchaser if there will have been instituted, pending or threatened (and not withdrawn) any action or proceeding by any Governmental Body, or there will be in effect any judgment, decree or order of any Governmental Body, in either case, seeking to prohibit or limit Purchaser from exercising all material rights and privileges pertaining to its ownership of the Purchased Assets or the ownership or operation by Purchaser of all or a material portion of the Purchased Assets, or seeking to compel Purchaser to dispose of or hold separate all or any material portion of the Purchased Assets;

            (d) by Purchaser, if there has been a breach by any of the Selling Parties of any representation, warranty or covenant contained herein on the part of any of them, or if any representation or warranty of any of the Selling Parties will have become untrue, which they fail to cure within a reasonable time, not to exceed ten days, after written notice thereof has been given to the Selling Parties by Purchaser (except that no cure period will be provided for a breach by any of the Selling Parties which by its nature cannot be cured);

            (e) by the Selling Parties, if there has been a breach by the Purchaser of any representation, warranty or covenant contained herein on the part of Purchaser, or if any representation or warranty of the Purchaser will have become untrue, which it fails to cure within a reasonable time, not to exceed ten days, after written notice thereof has been given to the Purchaser by Selling Parties (except that no cure period will be provided for a breach by Purchaser which by its nature cannot be cured);

            (f) by the Selling Parties, if the number of shares of Parent common stock dissenting from the transactions contemplated hereby is equal to two percent (2%) or more of the number of Parent shares outstanding and entitled to vote as of the Record Date; provided, however, that Purchaser shall be entitled to payment by the Selling Parties, within five business days of the date this Agreement is terminated pursuant to this Section 10.1(e), of $25,000 plus all reasonable fees and expenses of Purchaser, including legal expenses, incurred in pursuing this transaction through the date of termination; or

            (g) by the Purchaser, if (1) the Preliminary Proxy is not timely filed as provided in Section 7.6 hereof, or (2) if the Shareholder's Meeting is not held within forty five days of the date hereof; provided that the SEC has not provided written comments on the Preliminary Proxy; provided, further, however, that Purchaser shall not have any right to terminate this Agreement in the event that the

Shareholders' Meeting is required to be postponed or adjourned to a date beyond such 45-day period if it is necessary for Parent to solicit additional proxies directing a vote in favor of the Transactions, so long as it appears reasonably likely that additional proxies could be obtained in such additional time and that Parent is using its reasonable best efforts to solicit such additional proxies.

      10.2. EFFECT OF TERMINATION. In the event of termination of this Agreement in accordance with Section 10.1, this Agreement will forthwith become void and there will be no Liability on the part of any party hereto except as set forth in Section 10.1, provided, however, that nothing herein will relieve either party from Liability for any willful breach of this Agreement.

SECTION 11: INDEMNIFICATION, ETC.

      11.1. SURVIVAL OF REPRESENTATIONS AND COVENANTS.

            (a) All representations and warranties of the Selling Parties contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Indemnification Termination Date; provided, however, that Purchaser and any Purchaser Indemnitees (as defined below) will be entitled to seek recovery for fraud, willful misrepresentation or willful misconduct and any breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5. 4.6, 4.17, 4.18, 4.19 and 4.22 until the expiration of the applicable statute of limitations for any claim which seeks recovery of Damages.

            (b) All representations and warranties of Purchaser contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing Date.

            (c) All covenants of the parties will survive according to their respective terms.

      11.2. INDEMNIFICATION BY THE SELLING PARTIES. Each of the Selling Parties, jointly and severally, will indemnify and hold harmless the Purchaser Indemnitees from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of:

            (a) the failure of any representation or warranty contained in
Section 4 of this Agreement to be true and correct as of the Closing Date; provided, however, that no Selling Party shall have no obligation to indemnify Purchaser for a breach of a representation or warranty of which Purchaser had Knowledge as of the Closing Date; provided further, however, that Purchaser's Knowledge of any breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6 4.17, 4.18 and 4.23 shall not excuse the Selling Parties' obligation to fully indemnify Purchaser for breach as provided in this
Section 11;

            (b) the breach or violation of any covenant of a Selling Party under this Agreement;

            (c) any of the Excluded Assets or any of the Excluded Liabilities;

            (d) any Liabilities arising from or relating to any agreement that a Selling Party has with any of its employees, agents and independent contractors or under any applicable Legal Requirements;

            (e) the operation of the Business by the Selling Parties at any time or times on or prior to the Closing Date (including any Liabilities arising from or relating to any warranty claim, any product liability claim or any other claim);

            (f) any and all Taxes arising out of, or payable with respect to, the Business through the Closing Date, including any Liabilities for Taxes (i) arising from or relating to Parent's filing of a consolidated federal income tax Return or (ii) under Section 1.1502-6 of the Treasury Regulations issued under the Internal Revenue Code;

            (g) any Liability arising from or relating to any claim asserting that any transactions contemplated by this Agreement constitute a fraudulent conveyance or any claim of a similar nature; or

            (h) any Transaction Expenses of the Selling Parties.

      11.3 LIMITATIONS ON INDEMNIFICATION LIABILITY OF THE SELLING PARTIES.

            (a) Limitation of Amount of Liability. Except with respect to Claims for Damages arising from or relating to (i) the Selling Parties' fraud, willful misrepresentation or willful misconduct or (ii) Excluded Liabilities, in no event will the total cumulative amount of Damages for which any Selling Party may be liable to Purchaser or Purchaser Indemnitees under this Section 11 exceed the Purchase Price. Except with respect to Claims for Damages arising from or relating to (i) the fraud, willful misrepresentation or willful misconduct of any Selling Party or (ii) any breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6, 4.17, 4.18, and 4.22, the indemnification by any of the Selling Parties provided for in this Section 11 will not apply unless and until the aggregate Damages for which Purchaser or one or more Purchaser Indemnitees seeks or has sought indemnification hereunder exceeds a cumulative aggregate of $15,000 (the "Basket"), in which event the Selling Parties will be liable to indemnify the Purchaser and all other Purchaser Indemnitees for all Damages in excess of $15,000, subject to the other limitations set forth in this Section 11.3.

            (b) Time Limit for Claims. Except with respect to Claims for Damages arising from or relating to (i) the fraud, willful misrepresentation or willful misconduct of any Selling Party or (ii) Excluded Liabilities, which may be brought at any time within the applicable statute of limitations, no Claim may be asserted or brought by Purchaser against any Selling Party after the limitations set forth in Section 11.1(a); provided that any Claim asserted by Purchaser against any Selling Party prior to the applicable time limitation may thereafter be prosecuted and arbitrated as provided in this Section 11 and recovery on such Claim may be had by Purchaser as provided herein.

      11.4 NOTICE OF CLAIM. As used herein, the term "Claim" means a claim for indemnification for Damages made against any Selling Party by Purchaser (on its own behalf and/or on behalf of any other Purchaser Indemnitee) pursuant to this
Section 11. Purchaser (and only Purchaser) may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Purchaser Indemnitee and only Purchaser may prosecute and arbitrate a Claim under this Section 11. Purchaser will give written notice of a Claim executed by an officer of Purchaser (a "Notice of Claim") to the Selling Parties promptly after Purchaser becomes aware of the existence of any potential claim by Purchaser or a Purchaser Indemnitee for indemnification from the Selling Parties, as the case may be, under this Section 11 arising from or relating to:

            (a) any item listed in Section 11.2; or

            (b) the assertion, whether orally or in writing, against Purchaser or against any other Purchaser Indemnitee of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Purchaser Indemnitee that is based upon, or includes assertions relating to (in each such case, a "Third-Party Claim") any item listed in
Section 11.2.

            No delay on the part of Purchaser in giving a Selling Party a Notice of Claim will relieve any Selling Party from any of its obligations under this
Section 11 unless (and then only to the extent) such Selling Party is materially prejudiced thereby.

      11.5 DEFENSE OF THIRD-PARTY CLAIMS.

            (a) Purchaser will defend any Third-Party Claim, and the costs and expenses incurred by Purchaser in connection with such defense (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) will be included in the Damages for which Purchaser may seek indemnity pursuant to a Claim made by any Purchaser Indemnitee hereunder.

            (b) The Selling Parties will have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Selling Parties does not affect any privilege relating to the Purchaser Indemnitee, and may participate (at its own expense) in settlement negotiations with respect to the Third-Party Claim. No Purchaser Indemnitee will enter into any settlement of a Third-Party Claim without the prior written consent of the Selling Parties (which consent will not be unreasonably withheld or delayed); provided, that if the Selling Parties consent in writing to any such settlement, then the Selling Parties will have no power or authority to object to any Claim by any Purchaser Indemnitee for indemnity under Section 11.2 for the amount of such settlement; and the Selling Parties will remain responsible to indemnify the Purchaser Indemnitees for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Section 11, subject to the limitations on the liability of the Selling Parties set forth in Section 11.3.

      11.6 CONTENTS OF NOTICE OF CLAIM. Each Notice of Claim by Purchaser given pursuant to Section 11.4 will contain the following information:

            (a) Purchaser's good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages arising from or relating to such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim brought against any Purchaser Indemnitee based on alleged facts, which if true, would give rise to Liability for Damages to such Purchaser Indemnitee under Section 11); and

            (b) a brief description, in reasonable detail (to the extent reasonably available to Purchaser), of the facts, circumstances or events giving rise to the alleged Damages based on Purchaser's good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Purchaser) and copies of any formal demand or complaint.

      11.7 RESOLUTION OF CLAIMS. Any Notice of Claim received by the Selling Parties pursuant to Section 11.4 and Section 11.6 will be resolved as follows:

            (a) Uncontested Claims. In the event that, within thirty calendar days after a Notice of Claim is received by the Selling Parties pursuant to
Section 11.4 and Section 11.6, the Selling Parties do not contest such Notice of Claim in writing to Purchaser as provided in Section 11.7(b) (an

"Uncontested Claim"), the Selling Parties will be conclusively deemed to have consented to the recovery by the Purchaser Indemnitee of the full amount of Damages specified in the Notice of Claim in accordance with this Section 11 (subject to the limitations on the liability of the Selling Parties set forth in Section 11.3), and, without further notice, to have stipulated to the entry of a final judgment for damages against the Selling Parties for such amount in any court having jurisdiction over the matter where venue is proper.

            (b) Contested Claims. In the event that the Selling Parties gives Purchaser written notice contesting all or any portion of a Notice of Claim (a "Contested Claim") within the thirty-day period specified in Section 11.7(a), then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Purchaser and the Selling Parties or (ii) in the absence of such a written settlement agreement, by binding arbitration between Purchaser and the Selling Parties in accordance with the terms and provisions of Section 11.7(c).

            (c) Arbitration of Contested Claims. Each of Purchaser and the Selling Parties agrees that any Contested Claim that is not resolved in accordance with Section 11.7(b)(i) will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor ("J.A.M.S."), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. In the event J.A.M.S. ceases to provide arbitration service, then the term "J.A.M.S" will thereafter mean and refer to the American Arbitration Association ("AAA"). Either Purchaser or Seller may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S' Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect), subject to the provisions of
Section 11.7(c) of this Agreement. The parties will cooperate with J.A.M.S. and with each other in promptly selecting a single arbitrator from J.A.M.S.' panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this
Section 11.7(c) may be enforced by any court of competent jurisdiction. Subject to the provisions of subparagraph (vii) below, judgment upon the Final Award or any other final finding rendered by the arbitrator in the arbitration may be entered in any court having competent jurisdiction.

                  (i) Payment of Costs. Purchaser on the one hand, and the Selling Parties on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will determine in the Final Award (as defined below) the party who is the prevailing party (the "Prevailing Party") and the party who is not the Prevailing Party (the "Non-Prevailing Party"). The Non-Prevailing Party will pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the Prevailing Party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

                  (ii) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of Minnesota applicable to contracts executed and entered into within the State of Minnesota, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

                  (iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to the Selling Parties and Purchaser, together with a signed copy of the Final Award. Subject to the provisions of subparagraph (vii) below, the Final Award will constitute a conclusive determination of all issues in question, binding upon the Selling Parties and Purchaser, and will include an affirmative statement to such effect. To the extent that the Final Award determines that Purchaser or any other Purchaser Indemnitee has actually incurred Damages in connection with the Contested Claim through the date of the Final Award ("Incurred Damages"), the Final Award will set forth and award to Purchaser the amount of such Incurred Damages. In addition, the Final Award will set forth and award to Purchaser an additional amount of Damages equal to the reasonably foreseeable amount of alleged Damages that the arbitrator determines (based on the evidence submitted by the parties in the arbitration) are reasonably likely to be incurred by Purchaser and any other Purchaser Indemnitee as a result of the facts giving rise to the Contested Claim ("Estimated Damages"), which amount of Estimated Damages may include the amount of damages claimed by a third party in an action brought against any Purchaser Indemnitee based on alleged facts which, if true, would give rise to Damages.

                  (iv) Timing. The Selling Parties, Purchaser and the arbitrator will conclude each arbitration pursuant to this Section 11.7 as promptly as possible for the Contested Claim being arbitrated.

                  (v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provision of this Agreement.

                  (vi) Exclusive Remedy. Following the Closing Date, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement will be the sole and exclusive remedy of the parties for any Claim made pursuant to Section 11, other than any Claim arising from or relating to the fraud, willful misrepresentation or willful misconduct of any of the Selling Parties.

                  (vii) Treatment of Damages. Upon issuance and delivery of the Final Award as provided in subparagraph 11.7(c)(iii) above, Purchaser will immediately be entitled to recover as provided in subparagraph 11.7(e) below the amount of any Incurred Damages determined and awarded to Purchaser under such Final Award and the amount of Estimated Damages determined and awarded under such Final Award, and such Incurred Damages and such Estimated Damages will be deemed to be owed to Purchaser for purposes of this Agreement. Both Incurred Damages and Estimated Damages owed to Purchaser Indemnitees are deemed to be Damages for purposes of this Agreement.

            (d) Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Selling Parties and Purchaser (a "Settled Claim"), then the parties will resolve such Settled Claim as provided in such settlement agreement.

            (e) Payment of Damages. Any Incurred Damages and Estimated Damages that (i) the parties have agreed are to be awarded to Purchaser and/or any other Purchaser Indemnitee pursuant to a Settled Claim or (ii) has been awarded to Purchaser and/or any other Purchaser Indemnitee pursuant to a Final Award of an arbitration conducted pursuant to this Section 11.7 (all such Incurred Damages, Estimated Damages, Uncontested Claims and Claims settled between Purchaser and the Selling Parties are hereinafter referred to as "Awarded Damages") will be paid in cash from the Selling Parties, all subject to the limits on the liability of the Selling Parties under Section 11.3.

SECTION 12: MISCELLANEOUS PROVISIONS

      12.1 EXPENSES. Each party will bear its respective legal, auditors', investment bankers' and financial advisors' fees and other expenses incurred with respect to this Agreement and the transactions contemplated hereby (the "Transaction Expenses"). The Selling Parties shall be responsible for sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the transactions contemplated by this Agreement or the other Transactional Agreements, including but not limited to any interest or penalties in respect thereof; provided, however, that the Purchaser, in its sole discretion, shall have the right to pay or withhold any such sales, use or transfer taxes, and setoff any such payment or withholding against the Purchase Price.

      12.2 NOTICES. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized overnight courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, three days after mailing if sent by mail, and one day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.2:

            (a) If to Purchaser:

                    Red Wing Software, Inc.
                    6726 S Revere Parkway
                    Centennial, CO 80112
                    Attention: President
                    Phone: (303) 792-3606
                    Fax: (303) 792-0256

                    with a copy to:

                    E*Law Group
                    3555 W. 110th Place
                    Westminster, CO 80031
                    Attention: Jeremy W. Makarechian, Esq.
                    Phone: (303) 410-8988
                    Fax: (303) 410-0468

            (b) If to a Selling Party:

                    c/o Active IQ Technologies, Inc.
                    5720 Smetana Drive, Suite 101
                    Minnetonka, MN 55343
                    Attention: Chief Executive Officer
                    Phone: (952) 345-6600
                    Fax: (952) 345-6601
                    with a copy to:
                    Maslon Edelman Borman & Brand, LLP
                    90 South 7th Street, Suite 3300
                    Minneapolis, MN 55402
                    Attention: William M. Mower
                    Phone: (612) 672-8200
                    Fax: (612) 642-8358

or to such other address as the party in question may have furnished to the other parties by written notice given in accordance with this Section 12.2.

      12.3 HEADINGS. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

      12.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

      12.5 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules thereto and the Transactional Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

      12.6 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of each other party and any purported assignment without such consent will be void; except that either Purchaser on the one hand, and the Selling Parties on the other, without the other's consent, assign this Agreement (and the Transactional Agreements (a) to any of their respective majority-owned subsidiaries, (b) by operation of law, or (c) in connection with any merger, consolidation or sale of all or substantially all of their assets or in connection with any similar transaction.

      12.7 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of the Purchaser Indemnitees under Section 11.

      12.8 AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by the Selling Parties and Purchaser. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Waiver of any term or condition of this Agreement will only be effective if and to the extent documented in a writing signed by the party making or granting such waiver and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

      12.9 GOVERNING LAW; VENUE. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Minnesota applicable to contracts executed and performed entirely within the State of Minnesota, without regard to the principles of choice of law or conflicts or law of any jurisdiction.

      12.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

      12.11 CONSTRUCTION OF AGREEMENT. This Agreement and the Transactional Agreements have been negotiated by Purchaser, the Selling Parties and their respective attorneys, and the parties hereto waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Unless otherwise indicated, the words "include," "includes," "including" and "such as" when used herein will be deemed in each case to be followed by the words "without limitation." Each reference herein to a law, statute, regulation, document or agreement will be deemed in each case to include all amendments thereto.

      12.12 EFFECT OF SCHEDULES. The Disclosure Schedule will be arranged in separate parts corresponding to the numbered and lettered Sections contained in
Section 4. Notwithstanding anything to the contrary contained herein or in any of the Schedules, any information disclosed in one of such Schedules will be deemed to be disclosed in any other Schedules to which such information is relevant to the extent it is readily apparent from the actual text of such disclosure that it is relevant to such other Schedules.

      12.13 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal).

      12.14 PAYMENTS BY PURCHASER. The Purchaser shall have the right, but not the obligation, to pay on behalf of any of the Selling Parties any amounts owed by such party if the Purchaser reasonably believes such amounts may be attributable to the Acquired Business or the Purchased Assets or that the intended recipient of such payments would make a claim against the Purchased Assets or Purchaser if such amount was not paid. The Selling Parties shall promptly be notified of any planned payment of such amounts by Purchaser and shall have a period to object to such payment(s), which period shall not exceed the shorter of (i) that period ending 20 days after the date of such notice or
(ii) that period ending five days prior to the absolute payment date contained in the demand made by the intended recipient of such payment. Upon receipt of an objection during such period, Purchaser shall not make such payment; provided, however, that Purchaser may proceed to make such payment if the Selling Parties do not satisfy the payment demand made by such intended recipient within 10 days of delivering its objection to Purchaser or by the payment date contained in the original demand, as the case may be. In the event of any such payment by the Purchaser, the Purchaser shall be promptly reimbursed by the Selling Parties, and shall otherwise be entitled to all remedies hereunder, including, without limitation, setoff and indemnification.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of February 17, 2003.

"PURCHASER":                              Red Wing Software, Inc.

                                          By:    /s/ James C. Long
                                             -----------------------------------
                                          Name:  James C. Long
                                          Title: President


"PARENT":                                 Active IQ Technologies, Inc.

                                          By:    Jack A. Johnson
                                             -----------------------------------
                                          Name:  Jack A. Johnson
                                          Title: President


"SELLER":                                 Red Wing Business Systems, Inc

                                          By: /s/ Mark Dacko
                                             -----------------------------------
                                          Name:  Mark Dacko
                                          Title: Chief Financial Officer


                                          Champion Business Systems, Inc

                                          By:    /s/ Mark Dacko
                                             -----------------------------------
                                          Name:  Mark Dacko
                                          Title: Chief Financial Officer

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      ACQUIRED BUSINESS. "Acquired Business" shall have the meaning specified in Recital A to this Agreement:

      ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent or the Purchaser) contemplating or otherwise relating to any Acquisition Transaction.

      ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving: (a) the sale, license, disposition or acquisition of any of the Purchased Assets or the Business; or (b) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving or affecting any of the Purchased Assets or the Business.

      AGREEMENT. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule, other Schedules and Exhibits attached hereto), as it may be amended from time to time.

      ASSUMED CONTRACTS. "Assumed Contracts" shall have the meaning specified in
Section 1.1(e) of the Agreement.

      ASSUMED LIABILITIES. "Assumed Liabilities" shall have the meaning specified in Section 1.3 of the Agreement.

      BALANCE SHEET. "Balance Sheet" shall have the meaning specified in Section
4.4 of the Agreement.

      BALANCE SHEET DATE. "Balance Sheet Date" shall have the meaning specified in Section 4.4 of the Agreement.

      BOOKS AND RECORDS. "Books and Records" shall mean the lists of customers and suppliers, books of account, contracts and all records of the Selling Parties relating to the Purchased Assets and Assumed Liabilities of the Acquired Business, together with all drawings, designs, specifications, plans, instructions, manufacturing data, advertising material and all other technical and sales material of the Selling Parties relating to the Purchased Assets or the Acquired Business, whether or not contained in the electronic data base of the Selling Parties or otherwise. The term Books and Records shall not, however, be construed to include any of the corporate records of the Selling Parties, including stock and shareholder records, corporate minute books, and other such corporate records and documents.

      BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

      BUSINESS. "Business" shall have the meaning specified in Recital A to this Agreement.

      CLOSING. "Closing" shall have the meaning specified in Section 3.1 of the Agreement.

      CLOSING DATE. "Closing Date" shall have the meaning specified in Section
3.1 of the Agreement.

      CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

      CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      CONTRACT. "Contract" shall mean, with respect to any Person, any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits.

      DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

      DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Selling Parties, a copy of which is attached to the Agreement as Exhibit I and incorporated in the Agreement by reference.

      EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall mean shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable thereto), which is or has been maintained, contributed to, or required to be contributed to, by the Selling Parties or any affiliate of the Selling Parties for the benefit of any employee of the Business, or with respect to which the any of the Selling Parties has or may have any liability or obligation.

      ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint f company), firm or other enterprise, association, organization or entity.

      EXCLUDED ASSETS. "Excluded Assets" shall have the meaning specified in
Section 1.2 of the Agreement.

      EXCLUDED LIABILITIES. "Excluded Liabilities" shall have the meaning specified in Section 1.4 of the Agreement.

      GAAP. "GAAP" shall mean United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Balance Sheet was prepared. When used in reference to the Balance Sheet and the Closing Balance Sheet, GAAP shall mean generally accepted accounting principles applicable to interim financial statements.

      GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

      (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

      (b)   right under any Contract with any Governmental Body.

      GOVERNMENTAL BODY. "Governmental Body" shall mean any:

      (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

      (b) federal, state, local, municipal, foreign or other government;

      (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

      (d) multinational organization or body; or

      (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

      INDEMNIFICATION TERMINATION DATE. "Indemnification Termination Date" shall mean the 12-month anniversary of the Closing Date.

      INSOLVENCY ACTION. "Insolvency Action" means, with respect to a Person, any or all of the following actions, events or proceedings: (a) the filing, with respect to such Person, of a voluntary or involuntary petition for relief under any Insolvency Proceeding; (b) such Person or any of its assets or properties otherwise becoming the subject of an Insolvency Proceeding; (c) the formal or informal, voluntary or involuntary, dissolution, liquidation or winding up of such Person, or any efforts to initiate or carry out such dissolution, liquidation or winding up; (d) the appointment of (or efforts or attempts to appoint) a receiver, liquidator, sequestrator, trustee, custodian or other similar officer with respect to such

Person or any part of its assets or properties; (e) any composition of the indebtedness of such Person or any general or special assignment for the benefit of such Person's creditors; or (f) such Person's ceasing to conduct business for any reason other than such Person's being merged or consolidated with another entity and other than, with regard to the Selling Parties, following consummation of the transactions contemplated hereby.

      INSOLVENCY PROCEEDING. "Insolvency Proceeding" means any or all of the following actions, events or proceedings: (a) any voluntary or involuntary case under the United States Bankruptcy Code, as amended (the "Bankruptcy Code"), and any successor law or laws thereto; and (b) any case, action or other proceeding under any bankruptcy, insolvency, debt reorganization or similar law (whether now or hereafter in effect) of any state, country or other jurisdiction which seeks or provides for the relief of or reorganization or delay of debts generally or the liquidation and distribution of a Person's assets in satisfaction of its debts.

      KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Selling Party shall be deemed to have "Knowledge" of a particular fact or matter if any director, officer or employee of such Selling Party had Knowledge of a particular fact or other matter. Purchaser shall be deemed to have "Knowledge" of a particular fact or matter if James Long or Ken Hilton had Knowledge of a particular fact or matter.

      LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      MATERIAL. "Material" shall mean any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities.

      MATERIAL ADVERSE CHANGE. "Material Adverse Change" shall mean with respect to any entity or group of entities any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole.

      NONCOMPETITION PERIOD. "Noncompetition Period" shall have the meaning specified in Section 6.1(b) of the Agreement.

      ORDER. "Order" shall mean any:

      (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

      (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

      ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Selling Parties shall not be deemed to have been taken in the "Ordinary Course of Business" unless such action is:

      (a) recurring in nature, consistent with past practices and taken in the ordinary course of normal day to day operations;

      (b) taken in accordance with sound and prudent business practices;

      (c) does not require any other separate or special authorization of any nature; and

      (d) similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to Seller's business.

      PERSON. "Person" shall mean any individual, Entity or Governmental Body.

      PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period from the date of the Agreement through the Closing Date.

      PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

      PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, customer list, url, proprietary right or other intellectual property right or intangible asset. Proprietary Assets shall include all current and prior versions of the software known as Profit, Profit Gold, iProfit, Controller, Red Wing DOS, Windows Accounting Series, TurningPoint, Red Wing Payroll, DOS Payroll, AgChek DOS, AgChek Windows, Red Wing Cow/Calf, Red Wing Crop/Chem, Horizon and Perception with all related modules and any other software with similar features and functionality (the "Software");

      PURCHASE PRICE. "Purchase Price" shall have the meaning specified in
Section 2.1 of the Agreement.

      PURCHASED ASSETS. "Purchased Assets" shall have the meaning specified in
Section 1.1 of the Agreement.

      PURCHASER. "Purchaser" shall mean Red Wing Software, Inc., a Delaware corporation.

      PURCHASER INDEMNITEES. "Purchaser Indemnitees" shall mean the following
Persons:

      (a)   the Purchaser;

      (b)   the Purchaser's current and future affiliates; and

      (c)   the respective Representatives of the Persons referred to in clauses
            (a) and (b) above.

      PURCHASER NOTES. "Purchaser Notes" shall have the meaning specified in
Section 2.1 of the Agreement.

      RELATED PARTY. Each of the following shall be deemed to be a "Related Party":

      (a) each individual who is, or who has at any time been, an officer or director of any of the Selling Parties;

      (b) each holder or beneficial owner of more than ten percent (10%) of the capital stock of any of the Selling Parties; and

      (c) any Entity (other than the Selling Parties) in which any one of the Persons referred to in clauses "(a)"or "(b)" above holds (or in which more than one of such individuals collectively hold), directly or indirectly, beneficially or otherwise, a material voting, proprietary or equity interest, including, without limitation, any subsidiary of Parent.

      REPRESENTATIVES. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and other representatives of such party, including, without limitation, in the case of Parent, all subsidiaries of Parent and all such persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of the Selling Parties.

      SELLER. "Seller" shall have the meaning set forth in the preamble to this Agreement.

      SELLER CONTRACT. "Seller Contract" shall mean any Contract:

      (a) to which any of the Selling Parties is a party; and

      (b) by which any of the Purchased Assets is or may become bound or under which any of the Selling Parties has, or may become subject to, any obligation related to the Purchased Assets; or

      (c) under which any of the Selling Parties has or may acquire any right or interest related to the Purchased Assets in any respect.

      SOLVENT. "Solvent" means, with respect to any Person on a particular date, that on such date: (a) the fair value of the assets of such Person is greater than the total amount of Liabilities of such Person; (b) the total present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the Liabilities of such Person as they become absolute and matured; and (c) such Person is generally paying such Person's debts (other than those subject to bona fide disputes) as they become due and payable. The amount of contingent Liabilities (such as litigation, guarantees and pension plan Liabilities) at any time will be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured Liability.

      TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

      TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean this Agreement and each of the exhibits and schedules thereto, and documents referenced therein.

      TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the sale of the Purchased Assets by the Selling Parties to the Purchaser, and the performance by the Selling Parties and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by the Selling Parties and the Purchaser of their respective rights under the Transactional Agreements.

                                                                      APPENDIX B

                         SECTIONS 302A.471 AND 302A.473
                   OF THE MINNESOTA BUSINESS CORPORATIONS ACT

      Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which provide that shareholders may dissent from and, and obtain the fair value of their shares in the event of certain corporate actions, and establish procedures for the exercise of such dissenters' rights.

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

      SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

      (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

            (1) alters or abolishes a preferential right of the shares;

            (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

            (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

            (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

      (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in Section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

      (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

      (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

      (e) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board of directors that dissenting shareholders may obtain payment for their shares.

      SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

      (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

      SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

      (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

      SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

      SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

      (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

      (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

      (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

      SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

      SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

      SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

            (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

            (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

            (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

            (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

      (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

      SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

            (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

            (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

            (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

      (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissent the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

      (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

      SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

      SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certificated mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

      SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

      (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

      (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                          ACTIVE IQ TECHNOLOGIES, INC.

          PROXY FOR SPECIAL MEETING OF SHAREHOLDERS -           , 2003

         The undersigned, a shareholder of Active IQ Technologies, Inc., hereby appoints Kenneth W. Brimmer and Jack A. Johnson, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Special Meeting
of Shareholders of Active IQ Technologies, Inc. to be held at                  ,
on                , 2003, at 10:00 a.m. (CST), and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

     APPROVE THE SALE OF ALL OR SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS USED IN ITS ACCOUNTING SOFTWARE BUSINESS PURSUANT TO THE TERMS OF AN ASSET PURCHASE AGREEMENT DATED FEBRUARY 17, 2003 BY AND AMONG THE COMPANY, RED WING BUSINESS SYSTEMS, INC., CHAMPION BUSINESS SYSTEMS, INC. AND RED WING SOFTWARE, INC., AS PURCHASER.

         FOR                          AGAINST                      ABSTAIN


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL.
                                                  ---

         The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Special Meeting of Shareholders to be held , 2003.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposal set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the proposal described above.

                                      Dated                               , 2003
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                                     (Shareholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)